                                                                     EXHIBIT 2.1

                   MADE as of the 25th day of February, 2004

AMONG:

                                   CRAY INC.

                                     -and-

                          3084317 NOVA SCOTIA LIMITED

                                     -and-

                         OCTIGABAY SYSTEMS CORPORATION

                     --------------------------------------

                             ARRANGEMENT AGREEMENT

                     --------------------------------------

                           Fraser Milner Casgrain LLP
                           Barristers and Solicitors
                     15th Floor - 1040 West Georgia Street
                          Vancouver, British Columbia
                                    V6E 4H8

                                TABLE OF CONTENTS

1.0   INTERPRETATION .................................................................................        1
      1.1      Definitions ...........................................................................        1
      1.2      Interpretation Not Affected by Headings, etc. .........................................       11
      1.3      Currency ..............................................................................       12
      1.4      Number, etc. ..........................................................................       12
      1.5      Date For Any Action ...................................................................       12
      1.6      Entire Agreement ......................................................................       12
      1.7      Accounting Matters ....................................................................       12
      1.8      Construction ..........................................................................       12
      1.9      Knowledge .............................................................................       13
      1.10     Exhibits ..............................................................................       13
      1.11     Qualifications to Intellectual Property Representations ...............................       13

2.0   THE ARRANGEMENT ................................................................................       14
      2.1      Implementation Steps by Target ........................................................       14
      2.2      Implementation Steps by Purchaser Parties .............................................       14
      2.3      Interim Order .........................................................................       14
      2.4      Articles of Arrangement ...............................................................       15
      2.5      Target Proxy Circular .................................................................       16
      2.6      Securities Compliance .................................................................       16
      2.7      Preparation of Filings ................................................................       17

3.0   REPRESENTATIONS AND WARRANTIES .................................................................       18
      3.1      Representations and Warranties of Target ..............................................       18
               3.1.1      Incorporation and Organization of Target ...................................       19
               3.1.2      Capitalization .............................................................       19
               3.1.3      Authority and No Violation .................................................       19
               3.1.4      No Defaults ................................................................       21
               3.1.5      Issued Shares and Options ..................................................       22
               3.1.6      Subsidiaries ...............................................................       22
               3.1.7      Financial Statements .......................................................       23
               3.1.8      Interim Statements .........................................................       23
               3.1.9      Liabilities ................................................................       23
               3.1.10     Debt Instruments ...........................................................       24
               3.1.11     Accounts Receivable ........................................................       24
               3.1.12     Accuracy of Books and Records ..............................................       24
               3.1.13     Guarantees .................................................................       24
               3.1.14     Inventories ................................................................       24
               3.1.15     Business Carried on in Ordinary Course .....................................       25
               3.1.16     Partnerships or Joint Ventures .............................................       27
               3.1.17     Minute Books and Corporate Records .........................................       27
               3.1.18     Interested Persons .........................................................       27
               3.1.19     Directors and Officers .....................................................       28
               3.1.20     Employment and Employee Benefit Matters ....................................       28
               3.1.21     Pension and Retirement Plans ...............................................       29
               3.1.22     Real Property ..............................................................       30
               3.1.23     Leases and Leased Property .................................................       30

               3.1.24     Insurance ..................................................................       30
               3.1.25     Material Agreements ........................................................       31
               3.1.26     No Breach of Material Agreements ...........................................       32
               3.1.27     Business Plans .............................................................       32
               3.1.28     Obligations to Customers and Suppliers .....................................       32
               3.1.29     Warranties and Indemnities .................................................       33
               3.1.30     Legal Proceedings ..........................................................       33
               3.1.31     Banking Information ........................................................       33
               3.1.32     Tax Matters ................................................................       33
               3.1.33     Compliance with Applicable Laws ............................................       34
               3.1.34     Consents and Approvals .....................................................       34
               3.1.35     No Business Restrictions  ..................................................       35
               3.1.36     Environmental Matters ......................................................       35
               3.1.37     Condition and Sufficiency of Assets ........................................       35
               3.1.38     Intellectual Property ......................................................       35
               3.1.39     Information Technology .....................................................       40
               3.1.40     Commitments for Purchases or Sales at Losses ...............................       41
               3.1.41     Significant Customers ......................................................       41
               3.1.42     Significant Suppliers ......................................................       41
               3.1.43     Government Programs ........................................................       41
               3.1.44     GST Registration ...........................................................       41
               3.1.45     Personal Information .......................................................       41
               3.1.46     Advisory Fees ..............................................................       41
               3.1.47     Other Negotiations; Brokers; Third Party Expenses ..........................       42
               3.1.48     Disclosure .................................................................       42
               3.1.49     Approval of Arrangement ....................................................       42
      3.2      Representations and Warranties of Purchaser ...........................................       42
               3.2.1      Incorporation and Organization .............................................       42
               3.2.2      Capitalization .............................................................       43
               3.2.3      Authority and No Violation .................................................       43
               3.2.4      No Defaults ................................................................       45
               3.2.5      Ownership of Exchangeco and Newco and Business of Exchangeco ...............       45
               3.2.6      Absence of Certain Changes or Events .......................................       45
               3.2.7      Disclosure .................................................................       45
               3.2.8      SEC Documents; Purchaser Financial Statements ..............................       45
               3.2.9      Exchangeable Shares ........................................................       46
               3.2.10     Purchaser Common Shares ....................................................       46
               3.2.11     Other Transactions .........................................................       48
               3.2.12     Not a Foreign Investment Entity ............................................       48
      3.3      Non-Waiver ............................................................................       48
      3.4      Survival ..............................................................................       48

4.0   ESCROW PROVISIONS ..............................................................................       48
      4.1      Establishment of the Escrow Fund ......................................................       48
      4.2      Recourse to the Escrow Fund ...........................................................       49
      4.3      Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period ..........       49
      4.4      Minimum Threshold .....................................................................       49

5.0   COVENANTS ......................................................................................       49
      5.1      Retention of Goodwill .................................................................       49

      5.2      Covenants of Target ...................................................................       50
      5.3      Covenants of the Purchaser Parties ....................................................       54
      5.4      Tax Deferred Status ...................................................................       57
      5.5      Applications for Regulatory Approvals .................................................       57
      5.6      Section 85 Elections ..................................................................       57
      5.7      Covenants Regarding Non-Solicitation ..................................................       57
      5.8      Notice by Target of Superior Proposal Determination ...................................       59
      5.9      Access to Information .................................................................       60
      5.10     Covenant Regarding Representations and Warranties .....................................       61
      5.11     Closing Matters .......................................................................       61
      5.12     Indemnification of Directors and Officers .............................................       61
      5.13     Employment and Related Matters ........................................................       61
      5.14     Assignment of Key-Man Insurance .......................................................       62
      5.15     Prohibition on Voluntary Liquidation ..................................................       62

6.0   CONDITIONS .....................................................................................       62
      6.1      Mutual Conditions Precedent ...........................................................       62
      6.2      Additional Conditions Precedent to the Obligations of the Purchaser Parties ...........       63
      6.3      Additional Conditions Precedent to the Obligations of Target ..........................       64
      6.4      Notice and Cure Provisions ............................................................       65
      6.5      Satisfaction of Conditions ............................................................       66

7.0   AMENDMENT AND TERMINATION ......................................................................       66
      7.1      Amendment .............................................................................       66
      7.2      Mutual Understanding Regarding Amendments .............................................       66
      7.3      Termination ...........................................................................       67
      7.4      Break Fee .............................................................................       68
      7.5      Liquidated Damages ....................................................................       69
      7.6      Remedies ..............................................................................       69
      7.7      Effect of Break Fee Payment ...........................................................       69

8.0   GENERAL ........................................................................................       70
      8.1      Notices ...............................................................................       70
      8.2      Assignment ............................................................................       71
      8.3      Binding Effect ........................................................................       71
      8.4      Waiver and Modification ...............................................................       71
      8.5      No Personal Liability .................................................................       71
      8.6      Further Assurances ....................................................................       72
      8.7      Expenses ..............................................................................       72
      8.8      Consultation ..........................................................................       72
      8.9      Governing Laws ........................................................................       72
      8.10     Severability ..........................................................................       72
      8.11     Counterparts ..........................................................................        1

Exhibit A - Form of Affiliate's Letter

Exhibit B - Appropriate Regulatory Approvals

Exhibit C - Arrangement Resolution

Exhibit D - Exchange Trust Agreement

Exhibit E - Plan of Arrangement under section 192 of the Canada Business
            Corporations Act

      Appendix 1 - Provisions attaching to the Exchangeable Shares of 3084317 Nova Scotia Limited

      Appendix 2 - Escrow Agreement

Exhibit F - Principal Shareholder Voting Agreement

Exhibit G - Support Agreement

Exhibit H - Registration Rights Agreement

Exhibit I - Assumption Agreement

Exhibit J - Retention Agreements

                              ARRANGEMENT AGREEMENT

                  MEMORANDUM OF AGREEMENT made as of the 25th day of February, 2004.

AMONG:

                  CRAY INC., a corporation existing under the laws of the State of Washington

                  (hereinafter referred to as "PURCHASER")

AND:

                  3084317 NOVA SCOTIA LIMITED, a company existing under the laws of the Province of Nova Scotia

                  (hereinafter referred to as "EXCHANGECO")

AND:

                  OCTIGABAY SYSTEMS CORPORATION, a corporation existing under the federal laws of Canada

                  (hereinafter referred to as "TARGET")


                  THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties hereby covenant and agree as follows:

1.0               INTERPRETATION

1.1               Definitions

                  In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

                  "ACQUISITION PROPOSAL" means any bona fide proposal with respect to a merger, amalgamation, take-over bid, private purchase, sale of material assets (or any lease, long-term supply agreement, licence, joint venture or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving Target, or a proposal to do so, excluding the Arrangement;

                  "AFFILIATE'S LETTER" means a letter, substantially in the form and content of Exhibit A hereto;

                  "ANCILLARY AGREEMENTS" means the Support Agreement, the Exchange Trust Agreement, the Registration Rights Agreement and the Escrow Agreement, collectively;

                  "APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Exhibit B hereto;

                  "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

                  "ARRANGEMENT RESOLUTION" means the special resolution of the Target Securityholders, to be substantially in the form and content of Exhibit C hereto;

                  "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Target in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

                  "ASSUMPTION AGREEMENT" means the Stock Option Assumption, Amending and Confirmation Agreement to be made between Purchaser and Target, substantially in the form and content of
                  Exhibit I hereto, with such changes thereto as the parties hereto, acting reasonably, may approve;

                  "BUSINESS" means the business of Target as it is currently conducted, including the design, development, use, import and sale of the Products, the licensing of technology underlying the Products to develop and enhance other markets for the Product technology, and the performance of services related to these activities;

                  "BUSINESS DAY" means any day on which commercial banks are open for business in Seattle, Washington and Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

                  "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as it may be amended from time to time prior to the Effective Date;

                  "CIRCULAR" means the notice of the Target Meetings and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the Target Securityholders in connection with the Target Meetings;

                  "COMMON EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

                  "CONFIDENTIALITY AGREEMENT" means the non-disclosure agreement dated as of January 12, 2004 between Purchaser and Target;

                  "COURT" means the Supreme Court of British Columbia;

                  "DEBT INSTRUMENT" means any bond, debenture, mortgage, promissory note or other instrument evidencing indebtedness for borrowed money;

                  "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

                  "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

                  "DROP DEAD DATE" means May 31, 2004 or such later date as may he agreed upon by the parties hereto;

                  "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director giving effect to the Arrangement;

                  "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

                  "EMBEDDED SPACES AGREEMENT" means the amending agreement dated as of the date hereof between Target and Embedded Spaces Inc., a copy of which has been provided to the Purchaser;

                  "EMPLOYEE BENEFITS" means:

                  (a) salaries, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements;

                  (b) insurance, health, welfare, drug, disability, pension, retirement, travel, hospitalization, medical, dental, legal counseling, eye care and other similar benefits, plans or arrangements; and

                  (c) agreements or arrangements with any labour union or employee association, written or oral employment agreements or arrangements and agreements or arrangements for the retention of the services of independent contractors, consultants or advisors;

                  "ENCUMBRANCE" means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement, option, right of pre-emption, privilege, obligation to assign, licence, sublicence (other than non-exclusive licences and sublicences of Intellectual Property made in the ordinary course of business) or other encumbrance;

                  "ESCROW AGENT" means Computershare Trust Company of Canada, or such other Person as the parties hereto may approve, in its capacity as escrow agent under the Escrow Agreement, and includes any successor escrow agent appointed thereunder;

                  "ESCROW AGREEMENT" means an agreement to be made among Purchaser, Exchangeco, the Escrow Shareholders' Agent and the Escrow Agent, which shall be substantially in the form and content of Appendix 2 to the Plan of Arrangement, with such changes thereto as the parties hereto, acting reasonably, may approve;

                  "ESCROW FUND" has the meaning ascribed thereto in Section 4.1;

                  "ESCROW SECURITIES" has the meaning ascribed thereto in the Plan of Arrangement;

                  "ESCROW SHAREHOLDERS' AGENT" means Sam Znaimer, or such other Person as the parties hereto may approve, in his capacity as shareholders' agent under the Escrow Agreement and includes any successor shareholders' agent appointed under the Escrow Agreement;

                  "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

                  "EXCHANGE TRUST AGREEMENT" means an agreement to be made among Purchaser, Exchangeco and the Trustee, which shall be substantially in the form and content of Exhibit D hereto, with such changes thereto as the parties hereto, acting reasonably, may approve.

                  "EXCHANGEABLE SHARES" means non-voting exchangeable shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set out in the Share Provisions;

                  "EXPIRATION DATE" means February 28, 2005;

                  "FIE RULES" has the meaning ascribed thereto in Section
                  3.2.12;

                  "FINAL ORDER" means the final order of the Court granted pursuant to Section 192 of the CBCA approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is abandoned or denied, as affirmed;

                  "FINANCIAL STATEMENTS" means the audited annual financial statements of Target as at June 30, 2003, consisting of the balance sheet of Target as at June 30, 2003 and the accompanying statement of operations and deficit and statement of cash flows for the 12-month period ended June 30, 2003, including the notes thereto and the auditor's report thereon, all of which are expressed in Canadian currency;

                  "FINANCIAL YEAR END" means June 30, 2003;

                  "FORM S-3" has the meaning ascribed thereto in the Registration Rights Agreement;

                  "GOVERNMENTAL ENTITY" means any:

                  (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank or Tribunal;

                  (b) subdivision, agent, commission, board, or authority of any of the foregoing; or

                  (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

                  "GUARANTEE" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person;

                  "INFORMATION" has the meaning ascribed thereto in Section 5.9(b);

                  "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated with:

                  (a)      all Registered Intellectual Property;

                  (b) all trade secrets including, without limitation, trade secrets that are inventions (whether patentable or not) and invention disclosures and all proprietary and confidential information including, without limitation, know-how, technical data, techniques, manuals, documentation, reports, records, formulae, processes, descriptions, schematics, specifications, designs, industrial models, design criteria, architectures, schematics for hardware products, system architecture drawings, product test scripts, methodologies, algorithms, sketches, photographs, plans, drawings, samples, reports, studies, findings, inventions, prototypes and ideas, whether patentable or not, whether trade secrets or not and whether in written, graphic or oral form;

                  (c) all business data and information including, without limitation, customer lists, business models, logos, product documentation and web-site materials and marketing collaterals;

                  (d) all rights in the nature of copyright howsoever arising, worldwide (whether domestic or foreign) that subsist in and to any original works (including, without limitation, Software) and which have not been registered under the applicable copyright legislation;

                  (e) all trade names, brand names, logos, unregistered trade-marks;

                  (f) all data, databases and data collections in whatever form or media; and

                  (g) all physical manifestations of any of the foregoing together with all documentation applicable thereto;

                  "INTELLECTUAL PROPERTY RIGHTS" means any and all proprietary, possessory, use and ownership rights, titles and interest (whether domestic or foreign) in and to all intellectual property including issued and unissued patents, patent applications, registered and unregistered copyrights, registered and unregistered industrial designs, registered and unregistered trade-marks or service marks, confidential information, trade-secrets, mask works, semi-conductor chip designs and integrated circuit topography and all other intellectual and industrial property rights whatsoever and worldwide (whether registered or unregistered);

                  "INTERESTED PERSON" means any present or former officer, director, shareholder, employee, consultant or advisor, excluding attorneys, accountants and other third party professional advisors of Target in connection with this Agreement and the transactions contemplated herein, of or to Target or any Person with which Target or any of the foregoing does not deal at arm's length within the meaning of the Income Tax Act (Canada) (including a spouse, parent, child or sibling of any such Person);

                  "INTERIM FINANCIAL STATEMENTS" means the unaudited financial statements of Target and TargetSub, on a consolidated basis, as at December 31, 2003, consisting of the consolidated balance sheet of Target and TargetSub as at December 31, 2003 and the accompanying statement of operations and deficit and statement of cash flows for the period from the Financial Year End to and including December 31,2003, all of which are expressed in Canadian currency;

                  "INTERIM ORDER" means the interim order of the Court, as the same may be amended, granted pursuant to Section 192 of the CBCA in respect of the Arrangement, as contemplated by Section 2.3;

                  "KEY EMPLOYEES" means those Persons designated as "Key Employees" in Section 3.1.20 of the Target Disclosure Schedule;

                  "LAWS" means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or licence of any court, Governmental Entity, statutory body or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

                  "LEASED PROPERTY" means all the right, title and interest of Target in and to the subject matter (whether realty or personalty) of the Leases;

                  "LEASES" means the real or personal property leases or subleases, or other rights of occupancy relating to real property, which Target is a party to or bound by or subject to, including those set forth and described in Section 3.1.23 of the Target Disclosure Schedule;

                  "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by holders of Target Shares, in the form which will accompany the Circular;

                  "LICENCES" has the meaning ascribed thereto in Section 3.1.33;

                  "MATERIAL ADVERSE CHANGE", when used in connection with Purchaser or Target, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, ownership, capital, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries, if any, that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, operations, condition (financial or otherwise) or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence:

                  (a) relating to the Canadian or United States' economy or securities markets in general; or

                  (b) generally affecting the industry in which such party operates;

                  "MATERIAL ADVERSE EFFECT", when used in connection with Purchaser or Target, means any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, operations, condition (financial or otherwise) or prospects of such party and its subsidiaries taken as a whole, and "MATERIALLY ADVERSELY AFFECTED" shall have a corresponding meaning;

                  "MATERIAL AGREEMENTS" means the agreements, indentures, contracts, leases, licences, options, instruments and other commitments set forth in Section 3.1.25 of the Target Disclosure Schedule;

                  "MEETING OF CLASS A SHAREHOLDERS" means the special meeting of the holders of Target Class A Preferred Shares (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve the Arrangement;

                  "MEETING OF COMMON SHAREHOLDERS AND OPTIONHOLDERS" means the special meeting of the holders of Target Common Shares and the holders of Target Options (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve the Arrangement;

                  "NEWCO" means 3084316 Nova Scotia Limited, a company existing under the laws of the Province of Nova Scotia, and being a wholly-owned indirect subsidiary of Purchaser;

                  "NON-COMPETITION AGREEMENTS" means the non-competition agreements dated as of the date hereof between Target and each of John Seminerio, Paul Terry, Adam Lorant and Magellan Angel Partners, copies of which have been provided to the Purchaser;

                  "NNM" means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market;

                  "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

                  "PERSONAL INFORMATION" means any information in the possession of Target about an individual other than the name, title, business address or telephone number of any employee;

                  "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Exhibit E hereto and any amendments or variations thereto made in accordance with
                  Section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

                  "PRE-EFFECTIVE DATE PERIOD" means the period from and including the date hereof to and including the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.0;

                  "PREFERRED EXCHANGE RATIO" has the meaning ascribed thereto in the Plan of Arrangement;

                  "PRINCIPAL SHAREHOLDERS" means, collectively, Celtic House Venture Partners Fund IIA LP, Ventures West 7 Limited Partnership, Ventures West 7 U.S. Limited Partnership, Working Opportunity Fund (EVCC) Ltd., Business Development Bank of Canada and Magellan Angel Partners;

                  "PRINCIPAL SHAREHOLDER VOTING AGREEMENTS" means the agreements between Purchaser and each of the Principal Shareholders, each dated as of the date hereof, substantially in the form and content of Appendix F hereto, with such changes thereto as the parties hereto have approved;

                  "PRODUCTS" means all products that are owned, created, designed, developed, manufactured, marketed, licensed or sold (whether in existence or in development) by or on behalf of Target, including hardware, software, firmware, interfaces and every type of device all of which are set forth in Section
                  3.1.38 of the Target Disclosure Schedule;

                  "PURCHASER COMMON SHARES" means the shares of common stock, having a par value of $0.01 each, in the capital of Purchaser;

                  "PURCHASER DISCLOSURE SCHEDULE" means that certain Disclosure Schedule dated as of the date hereof and delivered by Purchaser to Target concurrently herewith;

                  "PURCHASER PARTIES" means Purchaser and Exchangeco, collectively;

                  "REGISTERED INTELLECTUAL PROPERTY" means all Canadian, United States and other foreign: (i) patents, patent applications (including provisional applications) all reissues, divisions, renewals, extensions, continuations and continuations in part thereof; (ii) registered trade-marks and servicemarks, applications to register trade-marks and servicemarks, intent-to-use applications, other registrations or applications to trade-marks or servicemarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) registered industrial designs and all applications therefor; and (vi) domain names;

                  "REGISTRATION RIGHTS AGREEMENT" has the meaning ascribed thereto in Section 2.6(d);

                  "REGISTRATION RIGHTS SHAREHOLDERS' AGENT" means John Seminerio, or such other Person as the parties hereto may approve, in his capacity as shareholders' agent under the Registration Rights Agreement and includes any successor shareholders' agent appointed under the Registration Rights Agreement;

                  "REPLACEMENT OPTION" has the meaning ascribed thereto in
                  Section 2.4(c);

                  "REPRESENTATIVES" has the meaning ascribed thereto in Section 5.9(a);

                  "SEC" means the United States Securities and Exchange Commission;

                  "SEC DOCUMENTS" means, with respect to any Person, each report, schedule, form, statement or other document filed with the SEC by such Person pursuant to Section 13(a) or 15(d) of the Exchange Act and all final and effective registration statements and prospectuses filed by such Person with the SEC pursuant to the Securities Act;

                  "SECURITIES ACT" means the United States Securities Act of 1933, as amended;

                  "SHAREHOLDERS' AGREEMENT" means the shareholders' agreement among Target and its shareholders made as of the 16th day of December, 2002, as amended effective May 22, 2003;

                  "SHARE PROVISIONS" means the rights, privileges, restrictions and conditions to be attached to the Exchangeable Shares, which shall be substantially in the form and content of Appendix 1 to the Plan of Arrangement, with such changes thereto as the parties hereto, acting reasonably, may approve;

                  "SOFTWARE" means all computer software including, without limitation, application software, systems software, software design tools, interfaces, object libraries, and microcode in object code or source code forms and firmware, embedded in or used to develop products, and any related documentation including, without limitation, technical documentation, system designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered in or corrected in such software, user guides and manuals related thereto and any other documentations or material (in whatever form, whether human or machine readable, and in whatever media) relating to such software;

                  "SOURCE MATERIALS" has the meaning ascribed thereto in Section 3.1.25(l);

                  "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

                  "SUPERIOR PROPOSAL" means any bona fide proposal by a third party directly or indirectly, to acquire all or substantially all of Target's total assets or Target Shares carrying with them more than 50% of the votes attached to all outstanding Target Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, and that in the good faith determination of the board of directors of Target, after consultation with financial advisors and outside legal counsel:

                  (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; and

                  (b) would, if consummated in accordance with its terms, result in a transaction (i) more favourable to the Target Securityholders than the transaction contemplated by this Agreement and (ii) having a value per Target Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement;

                  "SUPPORT AGREEMENT" means an agreement to be made among Purchaser, Newco and Exchangeco, which shall be substantially in the form and content of Exhibit G hereto, with such changes thereto as the parties hereto, acting reasonably, may approve;

                  "TARGET CLASS A PREFERRED SHARES" means the Class A Preferred shares in the capital of Target;

                  "TARGET CLASS B PREFERRED SHARES" means the Class B Preferred shares in the capital of Target;

                  "TARGET COMMON SHARES" means the Common shares in the capital of Target;

                  "TARGET DISCLOSURE SCHEDULE" means that certain Disclosure Schedule dated as of the date hereof and delivered by Target to the Purchaser Parties concurrently herewith;

                  "TARGET INTELLECTUAL PROPERTY" has the meaning ascribed thereto in Section 3.1.38(a);

                  "TARGET MEETINGS" means the Meeting of Class A Shareholders and the Meeting of Common Shareholders and Optionholders;

                  "TARGET OPTIONHOLDERS" means the holders of Target Options;

                  "TARGET OPTIONS" means the options to purchase Target Common Shares granted under the Target Stock Option Plan which are outstanding and unexercised on the Effective Date;

                  "TARGET REGISTERED INTELLECTUAL PROPERTY" means all Registered Intellectual Property owned by, or filed in the name of, Target;

                  "TARGET SECURITYHOLDERS" means, collectively, the Target Optionholders and Target Shareholders;

                  "TARGET SHAREHOLDERS" means the holders of Target Shares;

                  "TARGET SHARES" means the Target Common Shares, Target Class A Preferred Shares and Target Class B Preferred Shares, collectively;

                  "TARGET STOCK OPTION PLAN" means the key employee stock option plan of Target, as amended and in effect on the date hereof;

                  "TARGET WARRANTS" means warrants to purchase Target Common Shares;

                  "TARGETSUB" means OctigaBay Systems Corporation U.S. Inc., a corporation existing under the laws of the State of Nevada and being a wholly owned subsidiary of Target;

                  "TAX" and "TAXES" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

                  "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

                  "THIRD PARTY EXPENSES" means all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby;

                  "THIRD PARTY SOFTWARE" means any software (including "SOFTWARE") that is not owned by Target but is licenced to Target by another Person;

                  "TRIBUNAL" means:

                  (a)      any court (including a court of equity);

                  (b) any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

                  (c) any securities commission, stock exchange or other regulatory or self-regulatory body;

                  (d) any board of trade, chamber of commerce or other business or professional organization or association;

                  (e)      any arbitrator or arbitration tribunal; and

                  (f)      any other tribunal;

                  "TRUSTEE" means Computershare Trust Company of Canada, or such other Person as the parties hereto may approve, in its capacity as trustee under the Exchange Trust Agreement, and includes any successor trustee appointed thereunder; and

                  "UNITED STATES DOLLAR EQUIVALENT" means, in respect of an amount expressed in a currency other than United States dollars (the "FOREIGN CURRENCY AMOUNT") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the 10:00a.m. spot rate on that date for that foreign currency expressed in United States dollars as reported by the Federal Reserve Bank of New York or, in the event that spot exchange rate is not available, any publicly disclosed and widely quoted exchange rate as quoted by an arm's length third party on that date for the foreign currency expressed in United States dollars as may be deemed by the board of directors of Purchaser, acting reasonably, to be appropriate for that purpose.

1.2               Interpretation Not Affected by Headings, etc.

                  The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a "Section" followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to an Exhibit followed by a letter refer to the specified Exhibit to this Agreement. Unless otherwise indicated, the terms "this Agreement", "hereof", "herein", "hereunder" and "hereby" and similar expressions refer to this Agreement (including the Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3               Currency

                  Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

1.4               Number, etc.

                  Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5               Date For Any Action

                  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to he taken on the next succeeding day which is a Business Day.

1.6               Entire Agreement

                  This Agreement and the agreements and other documents referred to herein constitute the entire agreement between the parties with respect to the Arrangement and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect thereto, other than the Confidentiality Agreement.

1.7               Accounting Matters

                  Unless otherwise indicated, all accounting terms used in this Agreement in respect of Target or TargetSub shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of Target required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice. Unless otherwise indicated, all accounting terms used in this Agreement in respect of Purchaser shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature in respect of Purchaser required to be made shall be made in a manner consistent with United States generally accepted accounting principles and past practice.

1.8               Construction

                  In this Agreement, unless otherwise indicated:

         (a) the words "include", "including" or "in particular", when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

         (b) a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

         (c) a reference to an "approval", "authorization", "consent", "designation", "notice" or "agreement" means an approval, authorization, consent, designation, notice or agreement, as the case may be, in writing, signed by an authorized representative of the party or parties thereto;

         (d) the phrase "ordinary course of business", or any variation thereof, of any Person refers to the business of such Person, carried on in the regular and ordinary course including commercially reasonable and businesslike actions that are in the regular and ordinary course of business for a company operating in the industry in which such business is conducted notwithstanding that similar actions may not have been undertaken before by such Person and may be on a scale or in a quantum significantly greater or different than the scale or quantum of similar actions undertaken by such Person previously;

         (e) where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning;

         (f)      time is of the essence; and

         (g) references to a "party" or "parties" are references to a party or parties to this Agreement.

1.9               Knowledge

                  In this Agreement, the phrase "to the knowledge of' any Person, "to the best knowledge of" any Person, "known to" any Person, "of which it is aware" or any similar phrase means, unless otherwise indicated, (i) with respect to any Person who is an individual, the actual knowledge of such Person without enquiry, (ii) with respect to Target, the actual knowledge of John Seminerio, Adam Lorant, Paul Terry or Gino Cacciatore without enquiry, and (iii) with respect to Purchaser and Exchangeco, the actual knowledge of the Chief Executive Officer and President, the Vice-president, Finance and Chief Financial Officer or the Vice President, Legal and General Counsel without enquiry.

1.10              Exhibits

                  The following Exhibits are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

                  Exhibit A      --      Affiliate's Letter
                  Exhibit B      --      Appropriate Regulatory Approvals
                  Exhibit C      --      Arrangement Resolution
                  Exhibit D      --      Exchange Trust Agreement
                  Exhibit E      --      Plan of Arrangement
                  Exhibit F      --      Principal Shareholder Voting Agreement
                  Exhibit G      --      Support Agreement
                  Exhibit H      --      Registration Rights Agreement
                  Exhibit I      --      Assumption Agreement
                  Exhibit I      --      Retention Agreements

1.11              Qualifications to Intellectual Property Representations

                  None of the representations of Target contained in Sections
3.1.38 and 3.1.39 shall be untrue solely by reason that the Target Intellectual Property infringes the Intellectual Property Rights of another Person unless such infringement also constitutes a breach or violation of the representation contained in Section 3.1.38(p).

2.0               THE ARRANGEMENT

2.1               Implementation Steps by Target

                  Target covenants in favour of the Purchaser Parties that Target shall:

         (a) as soon as reasonably practicable, apply in a manner acceptable to the Purchaser Parties, acting reasonably, under
                  Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

         (b) subject to Section 2.5, convene and hold the Target Meetings as promptly as practicable, hut in any event not later than April 30, 2004, for the purpose of considering and, if deemed advisable, approving the Arrangement and the transactions contemplated thereby by way of the Arrangement Resolution (and for any other proper purpose AS may be set out in the notice for such meetings);

         (c) subject to obtaining the approval(s) as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

         (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2               Implementation Steps by Purchaser Parties

                  The Purchaser Parties covenant in favour of Target that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party:

         (a) Purchaser, Newco and Exchangeco shall execute and deliver the Support Agreement;

         (b) Purchaser and Exchangeco shall execute and deliver the Exchange Trust Agreement and Escrow Agreement; and

         (c) Purchaser shall execute and deliver the Registration Rights Agreement.

2.3               Interim Order

                  The notice of motion for the application referred to in
Section 2.1(a) shall include a request that the Interim Order provide:

         (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Target Meetings and for the manner in which such notice is to be provided;

         (b) that the requisite approval for the Arrangement Resolution shall be (i)(A) two-thirds of the votes cast on the Arrangement Resolution by the holders of Target Common Shares and the holders of Target Options present in person or by proxy at the Meeting of Common Shareholders and Optionholders, voting as a single class, such that each holder of Target Common Shares is entitled to one vote for each Target Common Share held and each holder of Target Options is entitled to one vote for each Target Common Share such holder would have received on a valid exercise of such Target Options; or (B) a written consent resolution executed by each and every holder of Target Common Shares and each and every holder of Target Options; and (ii)(A) two-thirds of the votes cast on the

                  Arrangement Resolution by the holders of Target Class A Preferred Shares present in person or by proxy at the Meeting of Preferred Shareholders, voting as a separate class; or (B) a written consent resolution executed by each and every holder of Target Class A Preferred Shares;

         (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Target, including quorum requirements and all other matters, shall apply in respect of the Target Meetings; and

         (d)      for the grant of the Dissent Rights.

2.4               Articles of Arrangement

                  The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

         (a) each outstanding Target Share that is not held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its Target Shares, will be transferred by the holder thereof to Exchangeco in exchange for, at the holder's election, that number of fully paid and non-assessable Exchangeable Shares, or Purchaser Common Shares to be issued from Purchaser's authorized capital, as the case may be, equal to the Common Exchange Ratio, in the case of a Target Common Share, or the Preferred Exchange Ratio, in the case of a Target Class A Preferred Share, together with $0.41, in cash, in the case of a Target Class A Preferred Share and the name of each such holder of Target Shares will be removed from the register of holders of Target Shares and added to the register of holders of Exchangeable Shares or Purchaser Common Shares, as the case may be, and Exchangeco will be recorded as the registered holder of such Target Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

         (b) each outstanding Target Share in respect of which an election under Section 2.4(a) has not been made by the holder thereof, or in respect of which an effective election under Section 2.4(a) has not been made, other than Target Shares held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its Target Shares, will be transferred by the holder thereof, without any act or formality on its part, to Exchangeco (or an affiliate thereof) in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Common Exchange Ratio, in the case of a Target Common Share, or the Preferred Exchange Ratio, in the case of a Target Class A Preferred Share, together with $0.41, in cash, in the case of a Target Class A Preferred Share and the name of each such holder of Target Shares will be removed from the register of holders of Target Shares and added to the register of holders of Exchangeable Shares and Exchangeco (or its affiliate) will be recorded as the registered holder of such Target Shares so exchanged and will be deemed to be the legal and beneficial owner of such Target Shares; and

         (c) each Target Option will be exchanged for an option (a "REPLACEMENT OPTION") to purchase a number (rounded down to the nearest whole number) of Purchaser Common Shares equal to the product obtained when the number of Target Common Shares subject to such Target Option is multiplied by the Common Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) per Purchaser Common Share equal to the quotient obtained when the United States Dollar Equivalent (immediately prior to the Effective Time) of the exercise price of such Target Option is divided by the Common

                  Exchange Ratio. Except as otherwise set forth in the Assumption Agreement, all of the other terms of the Replacement Options shall be the same as the terms of the Target Options for which they are exchanged, and any document or agreement previously evidencing a Target Option shall be deemed to be an agreement between Purchaser and the holder thereof evidencing such Replacement Option.

2.5               Target Proxy Circular

                  As promptly as practicable after the execution and delivery of this Agreement, Purchaser and Target shall jointly prepare the Circular, together with any and all other documents required by the CBCA or other applicable Laws in connection with the Arrangement. As promptly as practicable after the completion of the Circular, but in any event not later than April 7, 2004, Target shall cause the Circular and all other documentation required in connection with the Target Meetings to be sent to each Target Securityholder and to be filed as required by the Interim Order and applicable Laws.

2.6               Securities Compliance

         (a) Purchaser shall use all reasonable commercial efforts to obtain all orders required from the securities authorities of the Provinces of Ontario and British Columbia, on terms and conditions acceptable to Target, acting reasonably, to permit the first resale through the facilities of a stock exchange or market in the United States or through the NNM (provided that such first resale is made in accordance with the rules of the stock exchange or market upon which the trade is made or the rules of the NNM in accordance with all laws applicable to that stock exchange or market or applicable to the NNM) of:

                  (i) the Purchaser Common Shares to be issued pursuant to the Arrangement;

                  (ii) the Purchaser Common Shares to be issued upon exchange of the Exchangeable Shares from time to time; and

                  (iii) the Purchaser Common Shares to be issued from time to time upon the exercise of the Replacement Options,

                  in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Canadian Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Canadian Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" for the purposes of Canadian federal, provincial or territorial securities Laws).

         (b) In the event Purchaser is unable to obtain the orders described in Section 2.6(a), Purchaser shall (i) as expeditiously as reasonably practicably, prepare and file under the applicable securities laws of a jurisdiction listed in Appendix B to Multilateral Instrument 45-102 - Resale of Securities, a preliminary prospectus and related documents and obtain a receipt for such preliminary prospectus; (ii) use its reasonable best efforts to resolve as expeditiously as reasonably practicable any comments with respect to the preliminary prospectus made by the applicable securities regulatory authority and receive confirmation from such securities regulatory authority, prior to the Effective Date, that Purchaser is clear to file under the applicable securities laws of such jurisdiction a (final) prospectus; (iii) prepare a (final) prospectus and related documents; and (iv) as soon as possible after the Effective Time file under such applicable securities laws such (final) prospectus and related documents and use its reasonable best efforts to obtain, as expeditiously as reasonably practicable thereafter, a receipt for the (final) prospectus from such securities regulatory authority.

         (c) On the Effective Date, Purchaser, certain Target Shareholders and the Registration Rights Shareholders' Agent will enter into a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), substantially in the form and content of Exhibit H hereto, with such changes thereto as the parties hereto, acting reasonably, may approve.

2.7               Preparation of Filings

         (a)      Purchaser and Target shall cooperate in:

                  (i) the preparation of such applications for the orders and the preparation of such required registration statements and such other documents reasonably deemed by Purchaser or Target to be necessary to discharge, in the manner contemplated by Section 2.6, their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

                  (ii) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky laws"), in connection with the issuance of the Exchangeable Shares and the Purchaser Common Shares in connection with the Arrangement or the issuance or exercise of the Replacement Options, to the extent the same is contemplated by Section 2.6; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither Purchaser nor Target shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except (A) as set forth in Section 2.6(b) and (B) as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and the Purchaser Common Shares; and

                  (iii) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

         (b) Each of Purchaser and Target shall, on a timely basis, furnish to the other all such information concerning it and its shareholders (and, in the case of Purchaser, Exchangeco and Newco) as may be required (and, in the case of its shareholders, available to it) to effect the actions described in Sections 2.5 and 2.6 and the foregoing provisions of this
                  Section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

         (c) Each of Purchaser and Target shall promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration statement described in Section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, Purchaser and Target shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Target Securityholders and/or filed with the relevant securities regulatory authorities.

         (d) Each of Target and Purchaser shall ensure that the Circular complies with all applicable Laws and that the issuance of the Exchangeable Shares and the Purchaser Common Shares comply with the requirements of the exemption provided in Section 3(a)(10) of the Securities Act. The Circular shall include all disclosure or legends as legal counsel to Purchaser advises are required to ensure that the sale and issuance of Purchaser Common Shares issuable upon exchange of the Exchangeable Shares is exempt from the registration requirements of the Securities Act. Without limiting the generality of the foregoing, each of Target and Purchaser shall ensure that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than, in the case of Target, with respect to any information relating to and provided by the Purchaser Parties and, in the case of Purchaser, with respect to information relating to and provided by Target or any Target Securityholder) and shall ensure that the Circular provides Target Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meetings.

         (e) Purchaser shall ensure that the Form S-3 filed with the SEC (and any amendments to the Purchaser's existing Forms S-8 on file with the SEC and any prospectus relating thereto) pursuant to this Agreement or the Registration Rights Agreement complies with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Target, Target Shareholders or any third party that is not an affiliate of Purchaser for inclusion therein), and Target shall provide to Purchaser, for inclusion in the Form S-3 (and, as necessary, any amendment to an existing Form S-8 on file with the SEC), all information regarding Target and the Target Securityholders which is necessary for the completion and filing thereof.

3.0               REPRESENTATIONS AND WARRANTIES

3.1               Representations and Warranties of Target

                  Target hereby represents and warrants to and in favour of the Purchaser Parties as follows and acknowledges that the Purchaser Parties are relying on such representations and warranties in connection with the transactions herein contemplated:

3.1.1             Incorporation and Organization of Target

                  Target is a corporation duly continued under the CBCA, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and conduct its business as currently conducted, is duly registered as an extra-provincial company under the Company Act (British Columbia), is in good standing with the Office of the Registrar of Companies for the Province of British Columbia with respect to the filing of annual reports and is in good standing with the Director with respect to the filing of annual returns. Target is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of Target. True and complete copies of the Articles of Continuance, Articles of Amendment and by-laws of Target have been provided to Purchaser. No Articles of Amendment have been filed or authorized by the shareholders of Target and no by-laws have been amended or enacted since January 26, 2004.

3.1.2             Capitalization

                  The authorized capital of Target consists of an unlimited number of Target Common Shares, an unlimited number of Target Class A Preferred Shares and an unlimited number of Target Class B Preferred Shares, of which, as of the date hereof, 18,120,746 Target Common Shares, 36,402,438 Target Class A Preferred Shares and no Target Class B Preferred Shares are issued and outstanding. No Target Shares are held in treasury or authorized or reserved for issuance, other than upon the exercise of the Target Options. All outstanding Target Shares have been duly authorized and are validly issued, and are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target at the time at which they were issued and were issued in compliance with the articles and by-laws of Target and all applicable Laws. There are, and have been, no preemptive rights relating to the allotment or issuance of any of the issued and outstanding Target Shares, other than rights under the Shareholders' Agreement, such rights having been either complied with or waived. As of the date hereof, Target Options for the purchase of 2,551,000 Target Common Shares are outstanding and no Person other than (a) Purchaser under this Agreement, or (b) the holders of Target Class A Preferred Shares with respect to their right or obligation to convert such shares to Target Common Shares in accordance with the share rights attached to the Target Class A Preferred Shares, has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for:

         (a) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or any other securities of Target; or

         (b) the purchase or other acquisition from Target of any of its undertakings, business or assets, other than the purchase by customers of Target of Products in the ordinary course of Target's business.

There are no outstanding bonds, debentures or other evidences of indebtedness of Target having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Target Shares on any matter.

3.1.3             Authority and No Violation

         (a) Target has all requisite corporate power and authority to enter into this Agreement and the documents required to be executed by Target in connection with the transactions contemplated herein, to perform its obligations hereunder and, subject to obtaining the approval of the Target Securityholders as contemplated by Section 2.0, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and such other documents by Target and the consummation by Target of the transactions contemplated by this Agreement (including the transfer of the Target Shares to Exchangeco) and such other documents have been duly authorized by the board of directors of Target and no other corporate proceedings on its part are necessary to authorize this Agreement and the Escrow Agreement or the transactions contemplated hereby or thereby, other than:

                  (i) with respect to the Circular and other matters relating solely thereto, including the implementation of the Arrangement, the approval of the board of directors of Target; and

                  (ii) with respect to the completion of the Arrangement, the approval of the Target Securityholders and such other corporate proceedings of Target as may be required by the Interim Order.

         (b) This Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. All documents required to be executed by Target in connection with the transactions contemplated herein will be duly executed and delivered by Target on or before the Effective Date and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

         (c) The approval of this Agreement and the other documents required to be executed by Target in connection with the transactions contemplated herein, the execution and delivery by Target of this Agreement and such other documents, and the performance by Target of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not, except as disclosed in Section 3.1.3(c) of the Target Disclosure Schedule:

                  (i) conflict with, result in a violation or breach of, constitute a default or require any consent (other than such as has already been obtained), to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

                           (A) its articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in it;

                           (B)      the Shareholders' Agreement;

                           (C) any resolutions of its board of directors (or any committee thereof) or shareholders;

                           (D) subject to obtaining the Appropriate Regulatory Approvals relating to Target or the transactions contemplated herein, any Laws; or

                           (E) subject to obtaining any consent, approval, permit or acknowledgement which may be required thereunder in connection with the completion of the transactions herein contemplated, details of which are set forth in Section 3.1.3 of the Target Disclosure Schedule, any license or registration or any agreement, contract or commitment, written or oral, which Target is a party to or bound by or subject to;

                  (ii) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

                  (iii) result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on or as and where it may be carried on in the future; or

                  (iv) result in any person becoming entitled to (A) any retirement, severance, unemployment compensation, "golden parachute", bonus or other such payment, (B) the acceleration of the vesting or time to exercise or payment of any outstanding stock options or other Employee Benefits (including the Target Options), (C) the forgiveness or postponement of payment of any indebtedness owing to Target, or (D) receive any additional payments or compensation under or in respect of any Employee Benefits (including a "cash-out" of the Target Options as provided for in the Target Stock Option Plan).

         (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by Target in connection with the execution and delivery of this Agreement or any of the other documents contemplated hereby, or the consummation by Target of the transactions contemplated hereby or thereby, other than:

                  (i)      any approvals required by the Interim Order;

                  (ii)     the Final Order;

                  (iii)    filings with the Director under the CBCA;

                  (iv)     the Appropriate Regulatory Approvals relating to
                           Target;

                  (v)      any other consents, approvals, orders,
                           authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not in the aggregate have a Material Adverse Effect on Target; and

                  (vi)     any other consents or approvals set out in Section
                           3.1.3 of the Target Disclosure Schedule.

3.1.4             No Defaults

                  Target is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect on Target.

3.1.5             Issued Shares and Options

                  Section 3.1.5 of the Target Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all of the issued and outstanding Target Shares, including the registered holders of all such shares, and all of the outstanding and unexercised Target Options, including the holders, dates of grant, exercise prices, expiry dates and exercise or vesting dates of such Target Options and the number of Target Shares which are the subject thereof. Except as disclosed in Section 3.1.5 of the Target Disclosure Schedule, the certificates evidencing the Target Shares bear no restrictive legends and none of the articles or by-laws of Target, the Shareholders' Agreement or any other shareholder agreement or unanimous shareholder agreement governing the affairs of Target or the relationship, rights and duties of shareholders contains or provides for any restrictions or restrictive legends with respect to the Target Shares or any of them, other than restrictions contained in the Shareholders' Agreement, which will terminate as of the Effective Time.

3.1.6             Subsidiaries

         (a) Except as disclosed in Section 3.1.6 of the Disclosure Schedule, neither Target nor TargetSub is the beneficial or registered owner of any shares or other ownership interests in any Person, and neither holds any securities or obligations of any kind convertible into or exchangeable for shares or other ownership interests in any Person. Neither Target nor TargetSub is a party to any agreement to acquire any shares or other ownership interests in any Person.

         (b) TargetSub is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and conduct its business as currently conducted, and is in good standing under the laws of its jurisdiction of incorporation. TargetSub is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of TargetSub. True and complete copies of the constating documents of TargetSub have been provided to Purchaser.

         (c) Except as disclosed in Section 3.1.6(c) of the Target Disclosure Schedule, Target is the beneficial owner of all of the issued and outstanding shares of TargetSub free of any Encumbrance. No Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for:

                  (i) the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares or any other securities of TargetSub; or

                  (ii) the purchase or other acquisition from TargetSub of any of its undertakings, business or assets, other than the purchase by customers of TargetSub of Products in the ordinary course of TargetSub's business.

         (d) TargetSub is not material in relation to the business, condition (financial or otherwise), properties, assets, capital, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of Target on a consolidated basis and the investments in TargetSub by Target, and assets and liabilities of TargetSub do not exceed four percent of the total assets or liabilities, as the case may be, of Target as at December 31, 2003.

3.1.7             Financial Statements

                  The Financial Statements, copies of which have been provided to Purchaser, have been prepared in accordance with generally accepted accounting principles applicable in the United States and Canada applied on a basis consistent with those of previous years, the requirements of applicable Laws, are correct and complete and present fairly, in all material respects:

         (a) all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Target as at the Financial Year End; and

         (b) the results of operations and cash flows of Target for the 12-month period ended on the Financial Year End.

3.1.8             Interim Statements

                  Except as disclosed in Section 3.1.8 of the Target Disclosure Schedule, the Interim Financial Statements, copies of which have been provided to Purchaser, have been prepared in accordance with generally accepted accounting principles applicable in Canada applied on a basis consistent with those of previous years, are correct and complete and present fairly, in all material respects:

         (a) all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Target and TargetSub, on a consolidated basis, as at December 31, 2003; and

         (b) the revenues, earnings, results of operations and cash flows of Target and TargetSub, on a consolidated basis, for the six-month period ended on December 31, 2003,

provided, however, that:

         (i) the Interim Financial Statements do not contain all footnotes required under generally accepted accounting principles; and

         (ii) the Interim Financial Statements are subject to adjustments for taxes (including investment tax credits), accruals for bonuses, revenue cut-off, payables cut-off and review of accounts receivable, the net effect of which would not be materially adverse to Purchaser in contemplating the acquisition of all of the outstanding shares of Target.

3.1.9             Liabilities

                  Target has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and has no knowledge of any potential liabilities or obligations, other than:

         (a) liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Financial Statements or the Interim Financial Statements;

         (b) liabilities disclosed in Section 3.1.9 of the Target Disclosure Schedule or provided for in the operating budget of Target for the financial year ending June 30, 2004, a copy of which has been provided to Purchaser;

         (c) liabilities incurred in the ordinary course of business and attributable to the period since the date of the Interim Financial Statements, none of which, individually or in the aggregate, has a Material Adverse Effect on Target; and

         (d) liabilities incurred in connection with this Agreement or the transactions contemplated in this Agreement.

3.1.10            Debt Instruments

                  Except as set forth and described in Section 3.1.10 of the Target Disclosure Schedule, Target is not bound by or subject to:

         (a)      any Debt Instrument; or

         (b) any agreement, contract or commitment to create, assume or issue any Debt Instrument;

and no Debt Instrument or Encumbrance which Target is bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.1.11            Accounts Receivable

                  All accounts receivable of and book debts and other debts due to Target reflected in the Financial Statements or which have come into existence since the Financial Year End were created in the ordinary course of Target's business and, except to the extent that the same have been paid in the ordinary course of its business since the Financial Year End, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for doubtful accounts other than as reflected in the Financial Statements and, in the case of accounts receivable which have come into existence since the Financial Year End, other than a reasonable allowance for doubtful accounts consistent with Target's previous practice.

3.1.12            Accuracy of Books and Records

                  Except as disclosed in Section 3.1.12 of the Target Disclosure Schedule, the books and records, accounting, financial and otherwise, of Target fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of Target as at the date hereof and all material financial transactions of Target have been accurately recorded in such books and records on a consistent basis and in conformity with generally accepted accounting principles. Except as disclosed in Section 3.1.12 of the Target Disclosure Schedule, all records, controls, data or information owned by Target and required to operate the Business are in the full possession and control of Target.

3.1.13            Guarantees

                  Except as set forth and described in Section 3.1.13 of the Target Disclosure Schedule, Target is not a party to or bound by or subject to any Guarantee of the indebtedness of any other Person.

3.1.14            Inventories

                  Except as disclosed in Section 3.1.14 of the Target Disclosure Schedule, the inventories of Target, if any:

         (a) consist solely of items of tangible personal property of the kind and quality regularly used or produced in its business;

         (b) are saleable or useable in the ordinary course of Target's business for the purpose for which they were intended;

         (c) are at a level consistent with the requirements of potential customers of the Business, as reasonably anticipated by Target;

         (d)      are not obsolete; and

         (e) have been valued in the Financial Statements in accordance with generally accepted accounting principles, on a basis consistent with that of past practice.

3.1.15            Business Carried on in Ordinary Course

                  The Business has been carried on in the ordinary course since the Financial Year End, and since the Financial Year End:

         (a) there has been no Material Adverse Change with respect to Target other than changes incurred in the ordinary course of business;

         (b) there has been no damage, destruction or loss of any material tangible assets (including any medium in which the Target Intellectual Property resides), whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Target;

         (c) there has been no split, combination or reclassification of any of the outstanding Target Shares, and Target has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding Target Shares;

         (d) Target has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, nor has Target agreed to do any of the foregoing, except for:

                  (i) the issuance of Target Common Shares pursuant to (A) the exercise of Target Options, which are or have become fully vested, (B) the exercise of Target Warrants and (C) the conversion of Target Class A Preferred Shares;

                  (ii) the grant of Target Options to certain officers, directors, employees, consultants and suppliers of Target since the Financial Year End; and

                  (iii) the allotment and reservation for issuance of Target Common Shares pursuant to Target Options granted since the Financial Year End;

                  particulars of which are set forth in Section 3.1.15(d) of the Target Disclosure Schedule;

         (e) except as disclosed in Section 3.1.15(e) of the Target Disclosure Schedule, there has been no increase in the salary or other cash compensation payable or to become payable by Target to any of its officers, directors, employees or advisors, other than in the ordinary course of business, and there has been no declaration, payment or commitment or obligation of any kind for the payment or granting by Target of a bonus, stock option or other additional salary or compensation to any such Person, or any grant to any such Person of any increase in severance or termination pay, nor has Target agreed to do any of the foregoing;

         (f) except as disclosed in Section 3.1.15(f) of the Target Disclosure Schedule, there has been no increase in or modification of any Employee Benefits or agreement to increase or modify any Employee Benefits (including, in either case, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers, other than increases in salary or cash compensation payable or to become payable by Target to any of its officers or directors, provided any such increase is in the ordinary course of business of Target;

         (g) except as disclosed in Section 3.1.15(g) of the Target Disclosure Schedule, Target has not (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $1,850,000, in the aggregate, or agreed to do any of the foregoing;

         (h) except as set forth in Section 3.1.15(h) of the Target Disclosure Schedule, Target has not entered into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation and has not amended, modified, relinquished, terminated or failed to renew any Material Agreement, other than in the ordinary course of business of Target;

         (i) there has been no transfer (by way of a licence or otherwise) of or agreement to transfer to any Person rights to any Target Intellectual Property, other than non-exclusive licences in the ordinary course of business;

         (j) Target has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise), respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense;

         (k) Target has taken all commercially reasonable action required to maintain, renew or enforce any Target Registered Intellectual Property;

         (l) except as set forth in Section 3.1.15(1) of the Target Disclosure Schedule, there has been no notice delivered to Target of any claim of ownership by a third party of any of the Target Intellectual Property owned or developed by Target or of infringement by Target of any third party's Intellectual Property;

         (m) except as set forth in Section 3.1.15(m) of the Target Disclosure Schedule, there has been no amendment to the articles or by-laws of Target;

         (n) there has been no disruption in the normal work of Target's workforce or claim of wrongful discharge or other unlawful labour practice in respect of Target;

         (o) there has been no waiver by Target or agreement to waive, any right of substantial value and Target has not entered into any commitment or transaction not in the ordinary course of business where such right, commitment or transaction is or would be material in relation to Target or the Business; and

         (p) except as set forth in Section 3.1.15(p) of the Target Disclosure Schedule, there has been no creation, or agreement by Target to create any Encumbrance on any of its property or assets (except for any lien for unpaid Taxes not yet due).

3.1.16            Partnerships or Joint Ventures

                  Except as set forth in Section 3.1.16 of the Target Disclosure Schedule, Target is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other business combination of any kind and is not party to any agreement under which Target agrees to carry on any part of its business or any other activity in such manner or by which Target agrees to share any revenue or profit with any other Person other than royalty payments to its suppliers under licence agreements disclosed in Section 3.1.16 of the Target Disclosure Schedule.

3.1.17            Minute Books and Corporate Records

                  The minute and record books of Target contain complete and accurate minutes of all meetings of, and copies of all by-laws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and shareholders of Target since its incorporation and which are required to be maintained in such books under the CBCA, all such meetings were duly called and held and all such by-laws and resolutions were duly passed or enacted. The share certificate books, registers of shareholders, registers of transfers, registers of directors, registers of holders of Debt Instruments and other corporate registers of Target comply with the provisions of all applicable Laws and are complete and accurate in all material respects. Except for the Shareholders' Agreement, Target is not a party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement governing the affairs of Target or the relationships, rights and duties of shareholders and is not subject to a shareholder rights plan or "poison pill" or similar plan.

3.1.18            Interested Persons

         (a) Except as set forth and described in Section 3.1.18 of the Target Disclosure Schedule, since the Financial Year End, no payment has been made or authorized by Target to or for the benefit of any Interested Person, except in the ordinary course of business and at the regular rates, payable as Employee Benefits, management and other similar fees, the reimbursement of expenses incurred on behalf of Target or otherwise.

         (b) Except as set forth and described in Section 3.1.18 of the Target Disclosure Schedule, since the Financial Year End the aggregate amount of Employee Benefits, management and other fees, reimbursement of expenses incurred on behalf of Target or other payments in any such case made to an Interested Person have been paid at rates no greater than those prevailing at the Financial Year End.

         (c) Except as set forth and described in Section 3.1.18 of the Target Disclosure Schedule:

                  (i) Target is not a party to or bound by or subject to any agreement, contract or commitment with any Interested Person, except for contracts of employment or personal services contracts with independent contractors;

                  (ii) Target does not have any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of business with respect to Employee

                           Benefits, personal services contracts or the reimbursement of expenses incurred on behalf of Target or otherwise) to any Interested Person;

                  (iii) no Interested Person owns, directly or indirectly, in whole or in part, any property that Target uses in the operation of its business as heretofore carried on; and

                  (iv) no Interested Person has any cause of action or other claim whatsoever against, or owes any amount to, Target in connection with Target's business as heretofore carried on, except for any liability reflected in the Financial Statements or the Interim Financial Statements and claims in the ordinary course of business such as, without limitation, for accrued vacation pay and accrued benefits under the Employee Benefits.

3.1.19            Directors and Officers

                  Section 3.1.19 of the Target Disclosure Schedule sets forth the names and titles of all directors and officers of Target as at the date of this Agreement.

3.1.20            Employment and Employee Benefit Matters

         (a) As at January 31, 2004, Target had 61 full time and 3 permanent part time employees and one temporary employee, of which none are located in the United States and TargetSub had 2 full time employees, each of whom is located in the United States. The names of such individuals, their years of service, their job titles and the Employee Benefits to which they are entitled are set forth and described in Section 3.1.20 of the Target Disclosure Schedule. To the knowledge of Target, no employee intends to terminate his employment with Target, whether as a result of the transactions contemplated by this Agreement or otherwise.

         (b) Section 3.1.20 of the Target Disclosure Schedule contains a complete list of individuals who are not employees of Target, and who supply their services to Target under personal services contracts (whether written, oral or otherwise, and including independent contractors, employees of agencies, secondees or leased employees and consultants), specifying location, start and end date of engagement, services supplied, supplying agency and fees and other amounts payable by Target. There are no complaints, claims or charges outstanding or, to the knowledge of Target, anticipated relating to the engagement of such individuals.

         (c) Section 3.1.20 of the Target Disclosure Schedule contains a complete list of all Employee Benefits maintained, or otherwise contributed to or required to be contributed to, by Target for the benefit of employees or former employees of Target, and sets out a description of all policies, handbooks and manuals relating to employment matters.

         (d) Except as set forth and described in Section 3.1.20 of the Target Disclosure Schedule:

                  (i) Target is not a party to or bound by or subject to any agreement or arrangement with respect to Employee Benefits and no such agreement or arrangement contains any specific provision as to notice of termination of employment or severance pay in lieu thereof;

                  (ii) Target has no obligations to amend any Employee Benefit and no amendments will be made or promised prior to the Effective Date, except with the prior written consent of Purchaser;

                  (iii) all obligations of Target with respect to Employee Benefits are reflected in and have been fully accrued in the Financial Statements or Interim Financial Statements;

                  (iv) Target is not a party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labour union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement and, to the knowledge of Target, there is no current application for certification or other attempt to organize or establish any labour union or employee association with respect to employees of Target;

                  (v) Target has, in all material respects, complied with, and operated its business in accordance with, all applicable Laws relating to employment and labour matters, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations matters, but not including privacy; there are no current, pending or, to the knowledge of Target, threatened claims, complaints or proceedings of any kind involving Target, or to Target's knowledge, any of its employees before any Tribunal with respect to any of the above matters; and there are no facts known to Target that could reasonably be expected to give rise to any such claim, complaint or proceeding;

                  (vi) there are no existing or, to the knowledge of Target, threatened labour strikes, slow downs, work stoppages or other similar labour troubles affecting Target;

                  (vii) except as contemplated in the amended and restated employment agreements dated as of the date hereof governing the Key Employees, Target has made no material representations or commitments to its employees with respect to future increases in wages or other compensation;

                  (viii) to the knowledge of Target, no employee of Target is bound by any confidentiality, non-solicitation or non-competition agreement in favour of any Person other than Target which is material and relevant to the employment of such employee by Target and which imposes obligations on such employee greater than those owed by such employee under common law;

                  (ix) Target is not a party to any side letter or other written or oral material commitment with any employee or contractor; and

                  (x) all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada or Quebec Pension Plan premiums, accrued wages, salaries and commissions and other Employee Benefits have been reflected in the books and records of Target.

3.1.21            Pension and Retirement Plans

                  Target does not sponsor or participate in any pension and/or retirement plan.

3.1.22            Real Property

                  Target does not own, nor is Target a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.1.23            Leases and Leased Property

         (a) Target is not a party to or bound by or subject to nor has Target agreed or become bound to enter into, any real or personal property lease, sublease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases described in Section 3.1.23 of the Target Disclosure Schedule, copies of which have been provided to Purchaser prior to the date hereof. Target occupies and has the exclusive right to occupy and use all immovable Leased Property and has the exclusive right to use all movable Leased Property.

         (b) Each of the Leases is valid and subsisting and in good standing, all rental and other payments required to be paid by Target as lessee or sublessee and due and payable pursuant to each of the Leases have been duly paid to date and Target is not otherwise in default in meeting its obligations under any of the Leases and is entitled to all rights and benefits thereunder. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by Target or, to the knowledge of Target, any other party to any of the Leases and no party to any of the Leases is claiming any such default or taking any action purportedly based upon any such default. The completion of the transactions contemplated herein will not, subject to obtaining any required consents set out in Section 3.1.23 of the Target Disclosure Schedule, afford any of the parties to any of the Leases or any other Person the right to terminate any of the Leases nor will the completion of the transactions contemplated herein result in any additional or more onerous obligation on Target under any of the Leases.

3.1.24            Insurance

         (a) Target maintains insurance covering its property, assets and personnel and protecting its business against loss or damage on a basis that is comparable to the insurance maintained by reasonable Persons operating businesses similar to its business as heretofore carried on. Section 3.1.24(a) of the Target Disclosure Schedule sets forth a list of all insurance policies currently maintained by Target. Each of such insurance policies is valid and subsisting and in good standing, there is no default, whether as to the payment of premiums or otherwise, under any material term or condition of such insurance policies, and, to the knowledge of Target, each Person which is an insured party under any of such insurance policies is entitled to all rights and benefits thereunder.

         (b) There are no pending claims under any such insurance policies. Target has not failed to give any notice or present any claim under any such insurance policies in due and timely fashion. To the knowledge of Target, no circumstances have occurred which might entitle Target to make a claim under any such insurance policies or which might be required under any such insurance policies to be notified to the insurers thereunder and no material claim under any of such insurance policies has been made by Target since the Financial Year End.

         (c) Except as disclosed in Section 3.1.24(c) of the Target Disclosure Schedule, none of such insurance policies is subject to any premium in excess of the stipulated or normal rate.

                  No notice of cancellation of, material increase of premiums under, non-renewal with respect to, or disallowance of any claim under, any such insurance policies has been received by Target.

3.1.25            Material Agreements

                  Except for the Material Agreements disclosed in Section 3.1.25 of the Target Disclosure Schedule, Target is not a party to or bound by or subject to any of the following:

         (a) any distributor, sales, advertising, public relations, agency or manufacturer's representative contract under which the obligations of Target exceed $10,000 on an annual basis;

         (b) any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $10,000 over the life of the contract;

         (c) any contract that expires, or may be renewed at the option of any Person other than Target so as to expire, more than one year after the date of this Agreement (other than royalty free licences of Intellectual Property granted to Target which are not incorporated into or form part of the Products);

         (d) any contract for capital expenditures in excess of $1,850,000 in the aggregate;

         (e)      any confidentiality, secrecy or non-disclosure contract;

         (f) any contract pursuant to which Target leases any real or personal property, (including the Leases) under which the obligations of Target exceed $25,000, on an annual basis;

         (g) any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property under which the obligations of Target exceed $10,000, on an annual basis;

         (h) any contract with any person with whom Target does not deal at arm's length within the meaning of the Income Tax Act (Canada) other than the purchase of shares of TargetSub by Target;

         (i)      any Guarantee;

         (j) any licence, sublicence or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any Person (other than employees or independent contractors of Target for purposes of their employment or contract with Target) has been or may be assigned, authorized to use, or given access to any Target Intellectual Property;

         (k) any licence, sublicence or other agreement pursuant to which Target has been or may be assigned or authorized to use, or has or may have incurred any obligation in connection with,
                  (i) any third party Intellectual Property that is incorporated in or forms a part of any current or proposed Product or service or (ii) any Target Intellectual Property;

         (l) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other Person, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("SOURCE MATERIALS");

         (m) any employment contracts with employees and service contracts with independent contractors;

         (n) any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof other than any licence of Third Party Software that is not part of the Target Intellectual Property and which relates to software that is generally available to the public; and

         (o) any other agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment which is or would reasonably be expected to be material to the business, properties, assets, operations, condition (financial or otherwise) or prospects of Target;

whether written or oral, and of any nature or kind whatsoever.

3.1.26            No Breach of Material Agreements

                  Target has performed all of the material obligations required to be performed by it, and is entitled to all benefits under, and, to the knowledge of Target, is not alleged to be in default in respect of, any Material Agreement. Except as disclosed in Section 3.1.26 of the Target Disclosure Schedule, each of the Material Agreements is in full force and effect, unamended, and there exists no material breach thereof or material default or event of material default or event, occurrence, condition or act with respect to Target or, to Target's knowledge, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would (A) become a default or event of default under any Material Agreement, or (B) result in the loss or expiration of any material right or option by Target (or the material gain thereof by any third party) under any Material Agreement, or (C) result in the release, disclosure or delivery to any third party of any part of the Source Materials. Target has delivered a true, correct and complete copy of each of the Material Agreements to Purchaser.

3.1.27            Business Plans

                  The business plan for beta sales and development schedule previously delivered to Purchaser, copies of which have been prepared by the management of Target in good faith and are based on assumptions which Target believes to be reasonably supported and consistent with its plans. For greater certainty, nothing in this Section 3.1.27 shall be construed as a representation or warranty that such business plan will accurately reflect the future financial performance, including revenue, of Target.

3.1.28            Obligations to Customers and Suppliers

                  Except as set forth in Section 3.1.28 of the Target Disclosure Schedule, there are no outstanding consulting contracts or other maintenance obligations with or to customers or other users of the Products and services of Target (including all persons who receive Products in "beta" form) and Target is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers, users or suppliers, whether or not in the ordinary course of its business. Section 3.1.28 of the Target Disclosure Schedule sets forth full details of any and all side letters or other written or oral commitments to customers which are not contained in the applicable customer contract and which are material to such contract.

3.1.29            Warranties and Indemnities

                  Section 3.1.29 of the Target Disclosure Schedule sets forth a complete list of all agreements containing written warranties given to purchasers of Products and services supplied by Target (including all persons who receive Products in "beta" form). There are no pending or, to the knowledge of Target, threatened warranty or indemnity claims against Target.

3.1.30            Legal Proceedings

                  There are no actions, suits, claims, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of Target) in progress, pending, or to the knowledge of Target, threatened, against or affecting Target (including actions, suits, investigations or proceedings against any of Target's directors, officers or employees which relate to the business, affairs, assets or operations of Target), at law or in equity, or before or by any Tribunal. There is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting Target. Except as set forth in Section 3.1.30 of the Target Disclosure Schedule, Target is not aware of any grounds on which any such action, suit, investigation or proceeding might he commenced with any reasonable likelihood of success, and does not have any present plans or intentions to initiate any litigation, arbitration or other proceedings against any third party.

3.1.31            Banking Information

                  Section 3.1.31 of the Target Disclosure Schedule sets forth and describes:

         (a) the name and location (including municipal address) of each bank, trust company or other institution in which Target has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto; and

         (b) the name of each Person holding a general or special power of attorney from Target and a summary of the terms thereof.

3.1.32            Tax Matters

         (a) Except in respect of the income tax return for the current taxation year (which return is not yet due), and any income tax return which is required to be filed as a result of or in connection with the transactions contemplated herein, Target has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it on or before the date hereof with any taxing or regulatory authority to which it is subject; such Tax Returns and the material accompanying such Tax Returns are accurate and complete in all material respects and Target has provided to Purchaser true and complete copies of all Tax Returns filed by Target.

         (b) Target has paid all Taxes that are due and payable, and any interest, penalties and fines in connection therewith, properly due and payable, and has paid all of same in connection with all known assessments, reassessments and adjustments.

         (c) Except as set forth in the Financial Statements or the Interim Financial Statements, and except for Taxes incurred in the ordinary course of business or incurred or arising as a result of the transactions contemplated herein which Taxes are not yet due and payable, there are no Taxes or fines in respect of Taxes claimed by any Governmental Entity against Target or which are known to Target to be due and owing by Target and, to the knowledge of Target, there are no pending or threatened reassessments by any Governmental Entity in respect of Taxes owing by Target, and there are no matters in dispute or under discussion with or any audits being conducted by any Governmental

                  Entity relating to Taxes or fines in respect of Taxes asserted by such Governmental Entity against Target.

         (d) The Financial Statements fully reflect accrued liabilities as at the Financial Year End for all Taxes.

         (e) Except as set forth and described in Section 3.1.32 of the Target Disclosure Schedule, there are no actions, suits, investigations, audits or proceedings and no assessment, reassessment or request for information in progress, pending or, to the knowledge of Target, threatened against or affecting Target in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes or fines.

         (f) There are no agreements, waivers or other arrangements made by Target providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by Target, or the provision of any documents or information currently under request by any Governmental Entity.

         (g) Except as set forth in Section 3.1.32 of the Target Disclosure Schedule, Target has withheld the amount of all Taxes and other deductions required under any applicable Laws to be withheld from each payment made by it and has remitted all amounts withheld which are due and payable before the date hereof and all installments of Taxes which are due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Laws.

         (h) Target is not engaged in a trade or business in the United States for purposes of the United States Internal Revenue Code of 1986.

3.1.33            Compliance With Applicable Laws

                  Target has conducted and is conducting its business in compliance in all material respects with all applicable Laws, other than with respect to privacy, in each jurisdiction in which its business is carried on, is not in material breach of any of such Laws and is duly licenced or registered in each jurisdiction in which it owns or leases its property and assets or carries on its business, so as to enable its business to be carried on as now conducted and its property and assets to be so owned or leased. Section 3.1.33 of the Target Disclosure Schedule sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or similar type) (the "LICENCES"), and there are no other licences, permits, approvals, consents, certificates, registrations, or authorizations necessary to carry on its business as presently carried on or to own or lease any of the property or the assets utilized by Target except where the lack of grant of such to Target would not have a Material Adverse Effect on Target. Each Licence is valid and subsisting and in good standing and there is no default or breach of any Licence and, to the best of the knowledge of Target, no proceeding is pending or threatened to revoke or limit any Licence. No Licence contains any burdensome term, provision, condition or limitation which has or could have a Material Adverse Effect on Target or the Business, and except as set forth in Section
3.1.33 of the Target Disclosure Schedule, requires the consent, approval, permit or acknowledgement of any Person in connection with the completion of the transactions herein contemplated.

3.1.34            Consents and Approvals

                  Except for the Appropriate Regulatory Approvals, the Interim Order and the Final Order, there is no requirement for Target or, to the best of its knowledge, any other party to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Plan of Arrangement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate solely to the identity of Purchaser or which are of a purely administrative nature and could be completed or obtained without adverse effect on Target or its business immediately after the Effective Date.

3.1.35            No Business Restrictions

                  There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Target is party or which is otherwise binding upon Target which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Target, any acquisition of property (tangible or intangible) by Target or the conduct of business by Target, as currently conducted or proposed to be conducted by Target. Without limiting the foregoing, Target has not entered into any agreement under which Target is restricted from selling, licencing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.1.36            Environmental Matters

                  Target is not in material violation of any applicable Laws relating to the environment and no material expenditures are or, to the knowledge of Target, will be required in order to comply with such existing Laws. Target possesses all necessary environmental licences, permits, approvals, consents, certificates, registrations and other authorizations in order for it to conduct its business in material compliance with applicable Laws relating to the environment. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Target or, to the knowledge of Target, by or for any other Person with respect to any Leased Property or any real property previously owned, leased, occupied or used by Target while Target has occupied such properties.

3.1.37            Condition and Sufficiency of Assets

                  All facilities, machinery and equipment owned or used by Target in connection with its business are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted. Target owns or leases all of the property and assets (excluding Intellectual Property, which is dealt with in Section 3.1.38 below) used in or necessary for the conduct of its business as it is currently being conducted with good and marketable title to all property and assets which are owned by Target, free and clear of any and all Encumbrances other than as set forth in Section 3.1.37 of the Target Disclosure Schedule. Since the incorporation of Target there has not been any significant interruption of operations, supplies, access or services by contractors of Target's business as heretofore carried on due to inadequate maintenance of any of the property or assets owned and used by Target. With the exception of inventory in transit, and assets which, by their nature, are portable and intended to be used in different locations (such as notebook computers), all of the tangible assets of Target are situate at the locations specified in Section 3.1.37 of the Target Disclosure Schedule.

3.1.38            Intellectual Property

         Representations with respect to Target Intellectual Property

         (a) Section 3.1.38(a) of the Target Disclosure Schedule includes a description of:

                  (i) the Products (including all Software embedded in Products and all stand-alone Software) and services that are manufactured, marketed, sold, licenced, used to provide services to customers or otherwise exploited by the Business (whether in existence or in development);

                  (ii) all material Intellectual Property (including, without limitation, Software) that IS owned by Target or that is used by Target under a licence from another Person (together with a description of the applicable licence) and is necessary for or used in designing, manufacturing or using the Products or that forms part of or is embedded in the Products;

                  (iii) all material Intellectual Property (including Software but expressly excluding "shrink wrap" and "click wrap" Third Party Software) that is owned by Target or that is used by Target under a licence agreement from another Person which relates to:

                           (A)      the conduct of the Business; or

                           (B) the marketing, distribution, sale, licensing or other exploitation of the Products; and

                  (iv)     all Target Registered Intellectual Property;

                  (collectively, the "TARGET INTELLECTUAL PROPERTY").

         (b) The Target Intellectual Property comprises all Intellectual Property that is: (i) materially necessary to design, develop, manufacture or to use the Products; or (ii) material to the conduct of the Business, the failure to own or to have the right to use would have a Material Adverse Effect.

         (c) Except as set forth in Section 3.1.38(c) of the Target Disclosure Schedule, each item of Target Intellectual Property is solely and exclusively owned by Target free and clear of any Encumbrances or co-ownership interests or is licenced to Target under an existing written or electronic licence agreement that remains in force and which grants sufficient rights to permit Target to use such Intellectual Property in the manner necessary to carry on the Business and to design, make, use and sell and permit Target's customers and other users to use the Products without infringing the Intellectual Property Rights of the third party supplier of that Target Intellectual Property and which has been disclosed in Section 3.1.38(c) of the Target Disclosure Schedule and copies of which have been provided to Purchaser. None of the Target Intellectual Property consists of freeware, shareware or Software provided pursuant to any arrangement other than a licence agreement which has been disclosed in Section 3.1.38(c) of the Target Disclosure Schedule.

         (d) Target owns, solely and exclusively, any copyright that subsists in the Target Intellectual Property other than the copyright that subsists in any Third Party Software or other works, provided that such Third Party Software and other works are licenced to Target under a written or electronic licence agreement that is identified in Section 3.1.38(d) of the Target Disclosure Schedule and which has been provided to Purchaser, or are in the public domain.

         (e) To the extent that any of the Target Intellectual Property that is licenced by Target is incorporated in or embedded in the Products, Target has complied with all of the material terms and conditions contained in the licence agreements applicable to such Target Intellectual Property and Target has not received notice of and is not aware of any material breaches, claims or disputes under such agreements. Target is not aware of nor has it received notice of any breach by any customer or end-user under any agreement applicable to the use of the Target Intellectual Property.

         (f) The Target Intellectual Property that has been developed by or on behalf of Target has been created or developed:

                  (i) by employees or former employees of Target, all of whom signed employment agreements or other agreements with Target whereby they assigned to Target all Intellectual Property created by them during the course of their employment and waived their moral rights therein. All such employees' work or access to the Target Intellectual Property occurred within the scope and in the regular course of their employment by Target; or

                  (ii) by independent contractors or former independent contractors all of whom Target has, directly or indirectly, paid for such development or creations, and in respect of which Target has an executed written agreement with such Person whereby such Person assigned to Target all rights, title and interest in such Intellectual Property and waived their moral rights therein (to the extent applicable).

                  All of the agreements referred to subsections (i) and (ii) above constitute Material Agreements and have been listed in
                  Section 3.1.25 of the Target Disclosure Schedule and copies thereof have been provided to Purchaser. Target has not received any notice of and is not aware of any material claims or disputes under such agreements. Except as set out in
                  Section 3.1.25 of the Target Disclosure Schedule there are no royalty or other obligations owing to any other Person in respect thereof.

         (g) Except as set forth in Section 3.1.38(g) of the Target Disclosure Schedule, Target has not transferred or assigned ownership of or granted any licence or right to any Person to copy, make, use, exploit, or authorize the retention of any rights to copy, make, use or exploit any Target Intellectual Property other than to customers acquiring a non-exclusive licence to use the Products (only as end-users) which licences are made in the ordinary course of the Business, and to independent contractors, suppliers and employees, who are subject to written confidentiality and non-disclosure agreements, and who are using the Target Intellectual Property in the course of performing services for Target. Target has not subjected the Target Intellectual Property to any Encumbrance.

         (h) Each item of Target Registered Intellectual Property is, to the knowledge of Target, valid and subsisting. All necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with the Target Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Target Registered Intellectual Property have been filed with the relevant patent, copyright, trade-mark or other authorities in the jurisdictions in which such Registered Intellectual Property is registered, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Other than the Target Registered Intellectual Property, no registrations or filings with any Governmental Entity have been made by or on behalf of Target with respect to the Target Intellectual Property.

         (i) Except as set forth in Section 3.1.38(i) of the Target Disclosure Schedule, no royalty or other fee in respect of the Target Intellectual Property is required to be paid by Target to any other Person in relation to the sale or licensing of any of the Target Intellectual Property. Except as set out in
                  Section 3.1.38(i) of the Target Disclosure Schedule and the third party supplier licence agreements disclosed in the Target Disclosure Schedule all of which have been provided to Purchaser, no royalty or fee in respect of Target's use of the Target Intellectual Property is required to be paid by Target to any other Person.

         (j) Except as set forth in Section 3.1.38(j) of the Target Disclosure Schedule, prior to the Effective Time, Target has not and will not provide, directly or indirectly, the source code for any of the Software that is included in the Target Intellectual Property to any other Person or by licence, transfer, sale, escrow or otherwise permit any other Person to reverse engineer, disassemble or decompile any such Software to create such source code except such Software as is commonly distributed in human readable format including Software in JAVA and HTML formats.

         (k) Except as set forth in Section 3.1.38(k) of the Target Disclosure Schedule, all Third Party Software that is included in the Target Intellectual Property could be reasonably replaced by a suitable alternative if the supplier of such Software were to cease operations, terminate the applicable licence or not provide support services. Except as set forth in Section 3.1.38(k) of the Target Disclosure Schedule, current copies of source code for all Software that is included in the Target Intellectual Property that is owned by Target has been appropriately recorded on machine readable media, clearly identified and backed up in a manner consistent with industry practices and such source code together with the applicable documentation is accurate and contains sufficient detail and content to allow the full and proper use for which it is intended and the understanding, modification and correction of the Software by an experienced programmer having skills and experience in computer programming and being reasonably skilled in the relevant programming language(s) and the associated telecommunications technology but not being familiar with such Software, without reliance on the special knowledge or memory of other Persons. A current and accurate list identifying the location of all copies of source code for all Software that is included in Section 3.1.38(k) of the Target Intellectual Property that is owned by Target is set forth in the Target Disclosure Schedule. Section 3.1.38(k) of the Target Disclosure Schedule identifies the written source code escrow agreements that Target has with the licensors or suppliers of Third Party Software that is included in the Target Intellectual Property and copies of such source code escrow agreements have been provided to Purchaser.

         (l) Target owns, or has been granted rights to use (without any material condition, payment or fee except as set out in
                  Section 3.1.38(l) of the Target Disclosure Schedule or in any third party supplier licence agreement listed therein), the Software that is included in the Target Intellectual Property and, except as set out in Section 3.1.38(l) of the Target Disclosure Schedule, the consummation of the transaction contemplated herein shall not cause any such rights to be amended, modified or terminated.

         (m) There is no material impediment known to Target as of the date of this Agreement in respect of the development of the Products by September 30, 2004 that would preclude the Products, including the Software that is included in the Target Intellectual Property, from performing and functioning by such date substantially in compliance with the specifications as set out in Section 3.1.38(a) of the Target Disclosure Schedule. Target is not aware of and has not received notice from any Person that the Third Party Software included in the Target Intellectual Property, contain material defects in design or workmanship.

         General Representations With respect to Intellectual Property

         (n) To the knowledge of Target, Target owns or has the valid right to use all trade-marks, service marks, and trade names used by Target (including those described as Target Registered Intellectual Property) in connection with the Business including the sale of any of the Products or the provision of any services or technology related thereto by Target.

         (o) Section 3.1.38(o) of the Target Disclosure Schedule sets out all contracts, licences and agreements between Target and any other Person wherein or whereby Target has or may have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Target or such other Person of any intellectual property rights owned by any Person other than Target (and copies of substantially all of same have been provided to Purchaser) other than any licence of Third Party Software which is granted for software that is generally available to the public.

         (p) To the knowledge of Target the operation of the Business including, without limitation, the manufacture, sale, use or other exploitation (as applicable) of the Target Intellectual Property and the manufacture, sale, use and other exploitation of the Products has not and does not infringe or misappropriate the Intellectual Property Rights of any Person, violate the rights of any Person (including rights to privacy or publicity) or violate in any material respect any applicable Law in any jurisdiction in which the Business is carried on, or constitute unfair competition or trade practices under the Laws of any jurisdiction in which Target carries on business. Except as disclosed in Section 3.1.38(p) of the Target Disclosure Schedule, Target has not received any notice, complaint, or claim nor is Target aware of any threat from any Person claiming that the manufacture, sale, use or other exploitation of the Target Intellectual Property, (including the Products) infringes or misappropriates the Intellectual Property Rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction nor is Target aware of any basis therefor.

         (q) Except as set forth in Section 3.1.38(q) of the Target Disclosure Schedule, no Person other than Target has any ownership rights to any improvements made by Target in Intellectual Property which has been licenced to Target.

         (r) Except as set forth in Section 3.1.38(r) of the Target Disclosure Schedule, there are no contracts, licences or agreements between Target and any other Person with respect to Target Intellectual Property under which there is any material dispute known to Target regarding the scope of such contract, licence or agreement, or performance under such contract, licence or agreement, including with respect to any payments to be made or received by Target thereunder.

         (s) To the knowledge of Target, no Person is infringing or misappropriating any Target Intellectual Property provided that in the case of Third Party Software or other third party Intellectual Property, Target represents only that it has not received notice of and is not actually aware of any claims or threatened claims that such Third Party Software or other third party Intellectual Property, is being infringed or has been misappropriated. Subject to the foregoing proviso, Target has no knowledge of any past infringement or misappropriation of any Target Intellectual Property.

         (t) Target has taken commercially reasonable steps to protect and maintain the confidentiality of the trade secrets and other confidential information in the Target Intellectual Property and in any Intellectual Property provided by any other Person to Target. Without limiting the generality of the foregoing, each employee, consultant and contractor of Target has executed and delivered to Target a proprietary information, confidentiality and assignment agreement substantially in the form(s) provided to Purchaser. To the best of Target's knowledge, none of the Target Intellectual Property has been copied, published, released or distributed to any Person or removed from Target's premises, except by employees and independent contractors who are subject to a written confidentiality and non-disclosure agreement and who are acting in the scope of their employment or engagement, or to customers acquiring Products (as "beta" testers or as end-users) in the ordinary course of the Business (and under written obligations of confidentiality and non-disclosure) and only to such other Persons as necessary for the development or exploitation of such Intellectual Property and who have executed in favour of Target written agreements containing obligations of confidentiality with respect thereto.

         (u) None of the Target Intellectual Property is subject to any actions or proceedings (whether pending or, to the best of Target's knowledge, threatened) or any outstanding decree, order or judgment that restricts in any manner the use, transfer or licencing thereof by Target or that may affect the validity, use or enforceability of the same, provided that in the case of Third Party Software or other third party Intellectual Property, Target represents only that it has not received notice of, and is not actually aware of any such proceeding, outstanding decree, order or judgment.

3.1.39            Information Technology

         (a) The computer systems of Target contain, at a minimum, North American industry standard anti-virus software and Target will continue to take steps and implement procedures in accordance with industry standards to, so far as reasonably possible, ensure that such systems are free from viruses and will remain so until the Effective Time.

         (b) Subject to Subsection (c) below, the Products and the Software included in the Target Intellectual Property are free of any disabling codes or instructions (in this Section, a "DISABLING CODE"), and any virus or other contaminant (in this Section, a "CONTAMINANT"), that may, or may be used to, access, modify, delete, damage, disable, interrupt, interfere with or hinder the operation of such Software, the Products or any system that operates the same.

         (c) Except as set forth in Section 3.1.39 of the Target Disclosure Schedule, Third Party Software and other components supplied by third parties to Target and which are included in the Target Intellectual Property are, to the knowledge of Target, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage, disable, interrupt, interfere with or hinder the operation of such Software, the Products or any system that operates the same.

         (d) Target has taken reasonable steps and implemented reasonable procedures to ensure that its internal operating business systems are free from Disabling Codes and Contaminants.

         (e) Target has in place the disaster recovery plans, procedures and facilities set out in Section 3.1.39 of the Target Disclosure Schedule and has taken commercially reasonable steps to safeguard Target's internal operating systems and to restrict unauthorized access thereto. Target believes that such plans, procedures, facilities and steps are adequate given the size and nature of Target and the Business.

3.1.40            Commitments For Purchases or Sales at Losses

                  Other than with respect to field trial or prospective field trial alpha and beta units, Target does not have any agreement, contract or commitment for purchases or sales of its Products, technology or services at prices involving material prospective losses.

3.1.41            Significant Customers

                  Section 3.1.41 of the Target Disclosure Schedule sets forth a list of all customers for the Products and services of Target, if any.

3.1.42            Significant Suppliers

                  Except as set out in Section 3.1.42 of the Target Disclosure Schedule, none of the suppliers of Target is a sole supplier and the products and services provided by each such supplier are available from other suppliers.

3.1.43            Government Programs

                  Except as set out in Section 3.1.43 of the Target Disclosure Schedule, no agreements, loans, funding arrangements or assistance programs are outstanding in favour of Target from any Governmental Entity, and, to the knowledge of Target, no basis exists for any Governmental Entity to seek payment or repayment from Target of any amount or benefit received, or to seek performance of any obligation of Target, under any such program.

3.1.44            GST Registration

                  Target is a registrant for the purposes of the Excise Tax Act (Canada).

3.1.45            Personal Information

         (a) Target has a written privacy policy which governs its collection, use and disclosure of employee Personal Information applicable to the Business and, since the date of adoption of such privacy policy, Target is in compliance in all material respects with such privacy policy.

         (b) There has not been any, and as of the date hereof, there is no complaint, investigation, proceeding or action completed, resolved, pending, or to the knowledge of Target, threatened against or involving in any way Target or the Business under or in relation to the Personal Information Protection and Electronic Documents Act S.C. 2000, c.5 or the Personal Information Protection Act S.B.C. 2003 c.63.

3.1.46            Advisory Fees

                  Except as set forth in Section 3.1.46 of the Target Disclosure Schedule, and except for the accountants and lawyers of Target retained to negotiate, advance, carry out and complete the transactions contemplated herein, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Target or any of its directors, officers or shareholders who might be entitled to any fee, commission or reimbursement of expenses from Target upon consummation of the transactions contemplated by this Agreement.

3.1.47            Other Negotiations; Brokers; Third Party Expenses

                  None of Target or, to the knowledge of Target, any of its directors, officers or shareholders (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Target or at Target's direction) (a) has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement (except the Shareholders' Agreement, which the parties thereto have agreed to terminate as of the Effective Time and in respect of which all consents required under such agreement in respect of this Agreement and the transactions contemplated herein have been obtained), or (b) has entered into any agreement or had any discussions with any Person regarding any transaction involving Target which could reasonably be expected to result in any of the Purchaser Parties, Target or any of the officers, directors, employees, agents or shareholders of any of them being subject to any claim for liability to such Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Section 3.1.47 of the Target Disclosure Schedule lists any agreement (other than any agreement with any of the Purchaser Parties or any of their respective affiliates) with respect to, and a reasonable estimate of, all Third Party Expenses which are reasonably expected to be incurred by Target in connection with the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.1.48            Disclosure

                  The representations and warranties of Target contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, including the Target Disclosure Schedule, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Purchaser Parties.

3.1.49            Approval of Arrangement

         (a)      The board of directors of Target has determined unanimously:

                  (i) that the Arrangement is fair to and in the best interests of the Target Securityholders as a whole and is in the best interests of Target; and

                  (ii) to recommend that the Target Securityholders vote in favour of the Arrangement.

         (b) All of Target's directors have advised Target that they intend to vote the securities of Target held by them (or that the shareholder on whose behalf they act as nominee intends to vote the securities of Target held by it) in favour of the Arrangement and will, accordingly, so represent in the Circular.

3.2               Representations and Warranties of Purchaser

                  Purchaser represents and warrants to and in favour of Target as follows and acknowledges that Target is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.2.1             Incorporation and Organization

                  Each of the Purchaser Parties and Newco has been duly incorporated or formed under the laws of its jurisdiction of incorporation, is validly subsisting, has full corporate or legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and conduct its businesses as currently conducted, and is in good standing with the appropriate Governmental Entity in its jurisdiction of incorporation with respect to the filing of annual returns or equivalent documents. Each of the Purchaser Parties is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary except where the lack of such qualification or licencing would not have a Material Adverse Effect on the Purchaser. No proceedings have been instituted or are pending for the dissolution or liquidation of any of the Purchaser Parties or Newco.

3.2.2             Capitalization

                  The authorized capital of Purchaser consists of 120,000,000 Purchaser Common Shares and 5,000,000 shares of preferred stock, having a par value of $0.01 each, of which, as of February 1, 2004, 73,040,602 Purchaser Common Shares and no shares of preferred stock were issued and outstanding. Except for employee stock options and purchase rights granted by Purchaser pursuant to employment compensation plans or as disclosed in the SEC Documents, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Purchaser to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares of Purchaser. No Purchaser Common Shares and no shares of preferred stock of Purchaser are held in treasury or authorized or reserved for issuance, other than upon the exercise of the warrants, options and purchase rights referred to above. All outstanding Purchaser Common Shares have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding bonds, debentures or other evidences of indebtedness of Purchaser or Exchangeco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Purchaser Common Shares on any matter. As of the Effective Date, all of the Replacement Options will be outstanding as duly authorized and validly existing options to acquire Purchaser Common Shares, which will not be issued in violation of the terms of any agreement or other understanding binding upon Purchaser at the time at which they are issued and will be issued in compliance with the constating documents of Purchaser and all applicable Laws and, upon exercise in accordance with the terms and conditions of such Replacement Options and payment of the exercise price therefor, will result in the issuance of Purchaser Common Shares which will be duly authorized and validly issued, which are fully paid and non-assessable and which will not be issued in violation of the terms of any agreement or other understanding binding upon Purchaser at the time at which they are issued and will be issued in compliance with the constating documents of Purchaser and all applicable Laws.

3.2.3             Authority and No Violation

         (a) Each of the Purchaser Parties and Newco has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements, as applicable, to perform its obligations hereunder and thereunder, and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the Ancillary Agreements, as applicable, by each of the Purchaser Parties and Newco and the consummation by each of the Purchaser Parties and Newco of the transactions contemplated by this Agreement and each of the Ancillary Agreements, as applicable, have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and each of the Ancillary Agreements, as applicable, or the transactions contemplated hereby or thereby other than, in the case of Exchangeco, the amendment of its memorandum and articles to create the Exchangeable Shares (which amendment must also be approved by the shareholders of Exchangeco) and, in the case of Purchaser, other matters (if any) relating solely to the implementation of the Arrangement, which will be completed prior to the Effective Date.

         (b) This Agreement has been duly executed and delivered by each of the Purchaser Parties and constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity. Each of the Ancillary Agreements, as applicable, will be duly executed and delivered by each of the Purchaser Parties and Newco, as applicable, and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

         (c) The approval of this Agreement and each of the Ancillary Agreements, as applicable, the execution and delivery by each of the Purchaser Parties and Newco of this Agreement and each of the Ancillary Agreements, as applicable, and the performance by it of its obligations hereunder and thereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

                  (i) conflict with, result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

                           (A)      its certificate of incorporation,
                                    memorandum, articles, by-laws or other
                                    charter documents, as applicable, including any unanimous shareholder agreement or any other agreement or understanding with any Person holding an ownership interest in it;

                           (B) subject to obtaining the Appropriate Regulatory Approvals relating to the Purchaser Parties or the transactions contemplated herein, any Laws, regulation, order, judgment or decree; or

                           (C) any material contract, agreement, licence, franchise or permit to which it is party or by which it is bound;

                  (ii) give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

                  (iii) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser Parties and Newco, as a whole, result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on or as and where it may be carried on in the future.

         (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by any of the Purchaser Parties or Newco in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements, as applicable, or the consummation by any of the Purchaser Parties or Newco of the transactions contemplated hereby or thereby other than:

                  (i) the Appropriate Regulatory Approvals relating to the Purchaser Parties or the transactions contemplated herein;

                  (ii) any approval required in connection with the amendment of the memorandum or articles of Exchangeco to create the Exchangeable Shares; and

                  (iii)    any other consents, approvals, orders,
                           authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not in the aggregate have a Material Adverse Effect on the Purchaser Parties and Newco, as a whole.

3.2.4             No Defaults

                  Subject to obtaining the Appropriate Regulatory Approvals relating to Purchaser, Purchaser is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect on Purchaser.

3.2.5             Ownership of Exchangeco and Newco and Business of Exchangeco

                  All of the outstanding shares of capital stock of each of Exchangeco and Newco are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Purchaser, free and clear of all material liens, claims or encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in Exchangeco or Newco. Exchangeco carries on no business and has not been and is not used for any purpose other than to carry out this Agreement and the transactions contemplated herein.

3.2.6             Absence of Certain Changes or Events

                  Except as disclosed in the SEC Documents prior to the date of this Agreement, since December 31, 2002 (or since the date of its incorporation, in the case of Exchangeco), each of the Purchaser Parties has conducted its business only in the ordinary course of business and there has not occurred:

         (a)      any Material Adverse Change in respect of the Purchaser
                  Parties; or

         (b) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

3.2.7             Disclosure

                  Purchaser has publicly disclosed in the SEC Documents filed with the SEC any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

3.2.8             SEC Documents: Purchaser Financial Statements

                  As of their respective filing dates, all SEC Documents filed by Purchaser since January 1, 2002 complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC prior to the date hereof. Except as set forth in the Purchaser Disclosure Schedule the financial statements of Purchaser, including the notes thereto, included in the SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Purchaser at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).

                  Purchaser has an adequate number of Purchaser Common Shares registered under a registration statement on Form S-8 currently on file with the SEC, in order that those Purchaser Common Shares to be issued from time to time after the Effective Time upon exercise of the Replacement Options will be registered securities under the Securities Act.

3.2.9             EXCHANGEABLE SHARES

                  The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by Exchangeco as fully paid and non-assessable shares on the Effective Date, and will not be issued in violation of the terms of any agreement or other understanding binding upon Exchangeco at the time that such shares are issued and will be issued in compliance with the memorandum and articles of Exchangeco and all applicable Laws. There are, and will at the Effective Time be, no preemptive or other rights relating to the allotment or issuance of Exchangeable Shares in connection with the Arrangement and the transactions contemplated herein.

3.2.10            Purchaser Common Shares

         (a) The Purchaser Common Shares to be issued pursuant to the Arrangement or upon the exchange or exercise from time to time of the Exchangeable Shares or Replacement Options, respectively, will, when issued and delivered in accordance with the terms of this Agreement, the Plan of Arrangement, the Exchange Trust Agreement or the Support Agreement or the applicable terms attaching to the Exchangeable Shares or Replacement Options respectively, be duly and validly issued by Purchaser on their respective dates of issue as fully paid and non-assessable shares and will not be issued in violation of the terms of any agreement or other understanding binding upon Purchaser at the time that such shares are issued and will be issued in compliance with the constating documents of Purchaser and all applicable Laws.

         (b) Assuming and subject to the satisfaction of all conditions precedent set forth in Sections 6.1 and 6.2, the issuance of the Purchaser Common Shares and Exchangeable Shares to be issued on the Effective Date pursuant to this Agreement and the Plan of Arrangement and the assumption and conversion of each Target Option into Replacement Options shall be exempt from the registration requirements of the Securities Act by virtue of the exemption provided in Section 3(a)(10) thereunder. The resale of the Purchaser Common Shares issued in exchange for Target Shares under the Arrangement will be exempt from the registration requirements of the Securities Act, except that the Purchaser Common Shares held by persons who are "affiliates" (as such term is defined under the Securities Act) of Target prior to the Arrangement may be resold by them only in compliance with the resale provisions of Rule 145(d)(l), (2) or (3) promulgated under the Securities Act or as otherwise permitted under the Securities Act. The Purchaser Common Shares issued upon exchange of the Exchangeable Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act by virtue of exemptions provided by either Regulation D or Regulation S under the Securities Act. Upon the registration statement being declared effective (which registration statement is required to be filed by Purchaser pursuant to the Registration Rights Agreement), the resale of the Purchaser Common Shares issued or issuable upon exchange of Exchangeable Shares will be registered under the Securities Act. Upon the filing with the SEC of a registration statement on Form S-8 under the Securities Act with respect to the Purchaser Common Shares issuable upon exercise of the Replacement Options, the sale of Purchaser Common Shares upon exercise of the Replacement Options will be registered under the Securities Act.

         (c) The issuance of Exchangeable Shares, Purchaser Common Shares and Replacement Options on the Effective Date pursuant to this Agreement and the Plan of Arrangement will be exempt from the prospectus and dealer registration requirements under the applicable securities laws of the provinces of British Columbia and Ontario. The issuance of Purchaser Common Shares
                  (i) upon exchange of the Exchangeable Shares from time to time under their term or under the Plan of Arrangement, the Exchange Trust Agreement or the Support Agreement; or (ii) upon the exercise of Replacement Options from time to time in accordance with their terms, will be exempt from the prospectus and dealer registration requirements under the applicable securities laws of the provinces of British Columbia and Ontario provided, in the case of subparagraph
                  (ii), that no commission or other remuneration is paid or given to others in respect of such issuance except for administrative (ministerial, in the case of Ontario) or professional services or for services performed by a registered dealer. Subject to the terms of any orders described in Section 2.6(a), and subject to Purchaser obtaining such orders prior to the Effective Date, the "prospectus requirement" (within the meaning of applicable securities laws of the Provinces of British Columbia and Ontario) will not apply to the first trade of Purchaser Common Shares (i) issued pursuant to the Arrangement; (ii) issued upon exchange of Exchangeable Shares from time to time under their terms or under the Plan of Arrangement, the Exchange Trust Agreement or the Support Agreement; or (iii) issued upon exercise of Replacement Options from time to time in accordance with their terms (collectively, in this section, the "TRANSACTION SECURITIES"). In the event that Purchaser is unable to obtain the order referred to in Section 2.6(a) prior to the Effective Date and in the event that Purchaser obtains the receipt (the "PROSPECTUS RECEIPT") for the (final) prospectus contemplated in Section 2.6(b) after the Effective Date and after Multilateral Instrument 45-102 - Resale of Securities ("REVISED MI45-102") comes into effect, the first trade of Transaction Securities, from time to time, after the date on which Purchaser obtains the Prospectus Receipt will not be or deemed to be a "distribution" (within the meaning of applicable securities laws of the Provinces of British Columbia and Ontario) provided that:

                  (i) Purchaser is a reporting issuer in a Jurisdiction of Canada at the time of the trade;

                  (ii) the trade is not a "control distribution" as defined in MI 45-102;

                  (iii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

                  (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

                  (v) if the selling security holder is an insider or officer of Purchaser, the selling security holder has no reasonable grounds to believe that Purchaser is in default of securities legislation.

                  The foregoing representation is based on Laws in effect or as proposed as of the date hereof and assuming that such Laws are not amended prior to the date of any particular trade referred to above and is also based on the qualification that no "cease-trade" or similar order restricting trades in any of the Transaction Securities is in effect at such time.

3.2.11            Other Transactions

                  Purchaser is not aware of any transaction or proposed transaction involving Purchaser which, if it were to be consummated on or prior to the Effective Date, would constitute a Purchaser Control Transaction, Exchangeable Share Voting Event or Exempt Exchangeable Share Voting Event (as each of such terms is defined in the Share Provisions). As at the date hereof, Purchaser is not in any discussions to acquire any third party other than Target.

3.2.12            Not a Foreign Investment Entity

                  The principal undertaking of the Purchaser is the carrying on of a business which is not an "investment business", as defined in proposed subsection 94.1(1) of the Income Tax Act (Canada) set out in the draft legislation regarding the taxation of non-resident trusts and foreign investment entities released by the Department of Finance of Canada on October 30,2003, as amended from time to time or as enacted and in effect from time to time (the "FIE RULES"), and the "carrying value" of all of the "investment property" of the Purchaser (both as determined for purposes of the FIE Rules) is not greater than one-half of the carrying value of all of its property.

3.3               Non-waiver

                  No investigations made by or on behalf of any of the parties at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other party herein or pursuant hereto, unless disclosure of the fact at issue is expressly made in writing in this Agreement, including the Target Disclosure Schedule (in the case of the Target) and in writing by the Purchaser Parties (in the case of the Purchaser Parties) prior to the execution hereof and such disclosure contains no material untrue statement. Notwithstanding anything else in this Agreement or the Target Disclosure Schedule, any matter disclosed or described in any appropriate representation or warranty of Target contained in this Agreement or in any appropriate section of the Target Disclosure Schedule shall be deemed to have been disclosed and described in all related representations and warranties of Target and sections of the Target Disclosure Schedule.

3.4               Survival

                  For greater certainty, the representations and warranties of Target and each Purchaser Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Expiration Date.

4.0               ESCROW PROVISIONS

4.1               Establishment of the Escrow Fund

                  At or promptly after the Effective Time, Exchangeco and Purchaser will deposit, or cause to be deposited, without any act or formality on the part of the Target Shareholders, the Escrow Securities in escrow with the Escrow Agent (such shares, together with any other property held by the Escrow Agent from time to time under the Escrow Agreement, being herein referred to as the "ESCROW FUND"), which shall be governed by the terms set out in the Escrow Agreement. The number of Escrow Securities to be contributed by or on behalf of each Target Shareholder shall be equal to 10% of each of the Purchaser Common Shares and Exchangeable Shares to be issued to such holder at the Effective Time pursuant to the Plan of Arrangement.

4.2               Recourse to the Escrow Fund

                  The Escrow Fund shall be available to indemnify the Purchaser Parties, Newco and their respective officers, directors, employees or agents, for any and all Losses (as defined in the Escrow Agreement) incurred or sustained, directly or indirectly, by any of them. The Escrow Fund shall be applied against the Losses in the manner set out in the Escrow Agreement by applying Purchaser Common Shares and Exchangeable Shares in the same ratio as the ratio of Purchaser Common Shares to Exchangeable Shares contributed to the Escrow Fund pursuant to Section 4.1. This Section 4.0 shall be the sole and exclusive remedy available to the Purchaser Parties, Newco and their officers, directors, employees and agents to obtain recovery from the Target Shareholders with respect to any Losses and no such party shall have recourse against the Target Shareholders under this Agreement for any other Losses. Except for the liability of a Target Shareholder with respect to the loss of his Deposited Shares (as defined in the Plan of Arrangement), and his share of any other property included in the Escrow Fund, in satisfaction of Losses in accordance with this Section 4.0 and the terms of the Escrow Agreement, no Target Shareholder shall have any liability to the Purchaser Parties, Newco or any of their respective officers, directors, stockholders, employees or agents for or in respect of any Losses or any other liabilities arising out of this Agreement or the transactions or agreements contemplated herein. Notwithstanding the foregoing, nothing in this Section 4.0 shall limit any remedy the Purchaser may have under any Principal Shareholder Voting Agreement or any remedy Purchaser may have against a particular Target Shareholder for fraud, willful misconduct or intentional misstatement which may have been committed by such Target Shareholder or for fraud, willful misconduct or intentional misstatement which may have been committed by Target and for which such Target Shareholder may be liable in tort.

4.3               Escrow Period; Distribution of Escrow Fund upon Termination of
                  Escrow Period

                  The Escrow Fund shall be established at or promptly following the Effective Time and shall be held by the Escrow Agent until 5:00 p.m. (Pacific Time) on the Expiration Date; provided that such portion of the Escrow Fund (consisting of a ratio of Purchaser Common Shares to Exchangeable Shares equal to the ratio of Purchaser Common Shares to Exchangeable Shares contributed to the Escrow Fund pursuant to Section 4.1) which, in the opinion of Purchaser, acting reasonably, is necessary to satisfy any claims made to the Escrow Agent in the manner provided in the Escrow Agreement prior to the Expiration Date shall remain in the Escrow Fund until such claims have been resolved. The portion of the Escrow Fund which is not required to satisfy such claims shall, as soon as practicable after the Expiration Date, be delivered by the Escrow Agent to the Persons who contributed the Escrow Securities to the Escrow Fund ratably in proportion to their respective contributions thereto and in specie according to the nature of the Escrow Securities contributed by each such Person.

4.4               Minimum Threshold

                  The Purchaser Parties, Newco and their respective officers, directors, employees or agents shall not be entitled to receive any Escrow Securities or other property comprising the Escrow Fund, and shall not otherwise be entitled to any indemnification under the Escrow Agreement, unless and until one or more of them have made claims for indemnification in the manner provided in the Escrow Agreement specifying Losses in an aggregate amount of not less than $50,000, in which case such Persons shall be entitled to be indemnified out of the Escrow Fund in the manner provided in the Escrow Agreement for the full amount of any and all Losses, including the initial Losses up to such $50,000 threshold.

5.0               COVENANTS

5.1               Retention of Goodwill

                  During the Pre-Effective Date Period, Target will, subject to the fact that the Arrangement and related transactions are contemplated hereby, continue to carry on the business of Target in the ordinary course of business, working to preserve the attendant goodwill of Target and to contribute to retention of that goodwill to and after the Effective Date. The following provisions of this

Section 5.0 are intended to be in furtherance of this general commitment, subject to the fact that the Arrangement and related transactions are contemplated hereby.

5.2               Covenants of Target

         (a) Target covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with
                  Section 7.0, except with the consent of Purchaser to any deviation therefrom or with respect to any matter contemplated by this Agreement or the Plan of Arrangement, Target will:

                  (i) carry on the Business substantially in accordance with the business plan referred to in Section 3.1.27 other than changes as a result of the Arrangement (such as not hiring sales staff) and use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

                  (ii) not commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business in light of current market and economic conditions;

                  (iii) not split, combine or reclassify any of the outstanding Target Shares, nor declare or pay any dividends on or make any other distributions (in either case, in stock or property) on or in respect of the outstanding Target Shares;

                  (iv) not amend its articles or by-laws (other than by obtaining shareholder approval to the amendment to Target's by-laws approved by the board of directors of Target on January 26, 2004) or repealing such amendment to its by-laws;

                  (v) not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (A) the issuance of Target Common Shares pursuant to the exercise of fully vested Target Options granted prior to the date hereof; and (B) the issuance of Target Common Shares to holders of Target Class A Preferred Shares upon the exercise by the holders thereof of the right of conversion attached to such shares;

                  (vi) not, whether through its board of directors or otherwise, accelerate, or permit to be accelerated, the vesting of any unvested Target Options or otherwise amend, vary or modify, or take any other action under the Target Stock Option Plan other than as contemplated in this Agreement or Section 3.1.3(c)(iv) of the Target Disclosure Schedule;

                  (vii) not acquire or agree to acquire any Target Shares or other of its outstanding securities, whether by public or private transaction, or otherwise, except in connection with the conversion of Target Class A Preferred Shares into Target Common Shares pursuant to the right of conversion attached to the Target Class A Preferred Shares;

                  (viii) not reorganize, amalgamate or merge Target with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any Person;

                  (ix) not loan any money, guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business;

                  (x) other than in the ordinary course of business or as specifically contemplated in this Agreement, but subject to restrictions set out elsewhere in this Agreement, not enter into or modify any employment, severance, collective bargaining or other Employee Benefits, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers, directors or employees of Target;

                  (xi)     not, except in the ordinary course of business:

                           (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the Financial Statements or the Interim Financial Statements, which are, individually or in the aggregate, material; or

                           (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material;

                  (xii) other than the key man insurance on the lives of Messrs. Seminerio, Terry and Lorant described in
                           Section 3.1.24 of the Disclosure Schedule, which insurance policies will he assigned to their respective spouses and/or allowed to lapse, use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (xiii) not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date;

                  (xiv) not enter into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation or amend, modify, relinquish, terminate or fail to renew in any material respect any Material Agreement, all other than in the ordinary course of business, or amend, modify, relinquish or terminate the Embedded Spaces Agreement, the amended and restated employment agreements dated as of the date hereof governing any of the Key Employees, any of the Non-Competition Agreements or any of the retention agreements with any of the Key Employees or the other persons who signed a retention agreement with Target in the form attached hereto as Part I of Exhibit J or any of the retention agreements with Gino Cacciatore or Steven Joachims, in the form attached hereto as Part II of Exhibit J;

                  (xv)     (A)      not acquire or sell, pledge, encumber or
                                    otherwise dispose of any material property or assets (except for the sale of inventory in the ordinary course of business); or

                           (B) not incur or commit to incur capital expenditures prior to the Effective Date, other than in the ordinary course of business, and not, in any event, exceeding $1,850,000;

                  (xvi) not make any changes to existing accounting practices relating to Target, except as required by applicable Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

                  (xvii)   promptly advise Purchaser in writing:

                           (A) of any event occurring subsequent to the date of this Agreement, other than in the ordinary course of business, that would render any representation or warranty of Target contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

                           (B) of any Material Adverse Change in respect of Target other than a Material Adverse Change specifically authorized by this Agreement; and

                           (C) of any breach by Target of any covenant or agreement contained in this Agreement.

         (b) Target shall perform all obligations required or desirable to be performed by Target under this Agreement and shall do all such other acts and things as may he necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Target shall:

                  (i) use all reasonable efforts to obtain the approvals of the Target Securityholders to the Arrangement at the Target Meetings or by consent resolution, as provided for in Section 2.3(b) and in the Interim Order, subject, however, to the exercise by the board of directors of Target of its fiduciary duties as provided herein;

                  (ii) apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals set out in
                           Part II of Exhibit B and, in doing so, to keep Purchaser reasonably informed as to the status of the proceedings relating to obtaining the Appropriate Regulatory Approvals, including providing Purchaser with copies of all related applications and notifications, in draft form, in order for Purchaser to provide its reasonable comments;

                  (iii) apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

                  (iv) carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Target with respect to the transactions contemplated hereby and by the Arrangement;

                  (v) until the Effective Date, defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

                  (vi) use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Target which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

                  (vii) on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from Target relating to the transactions contemplated herein;

                  (viii) in connection with the Arrangement and other transactions contemplated herein, use its reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by Target from other parties pursuant to the Material Agreements;

                  (ix) use all reasonable efforts to cause the board of directors of Target to resolve, on or before the Effective Time, not to permit any early vesting of or payment of cash for any Target Options in connection with the Change of Control (as defined in the Target Stock Option Plan) of Target resulting from the completion of the transactions contemplated by this Agreement other than as set forth in Section 3.1.3(c)(iv) of the Target Disclosure Schedule;

                  (x) not approve or register the transfer of any of the Target Shares which are subject to the provisions of the Principal Shareholder Voting Agreements, except as expressly permitted by the Principal Shareholder Voting Agreements;

                  (xi) use all reasonable efforts to cause each of Target's affiliates (for the purposes of Rule 145 under the Securities Act) to execute and deliver to Purchaser, on or prior to the Effective Date, an Affiliate's Letter;

                  (xii) use all reasonable efforts to obtain, on or before the Effective Date, written resignations, effective as at the Effective Time, from such directors and officers of Target as Purchaser may request (provided that, for greater certainty, such resignations shall not apply to their positions as employees of Target);

                  (xiii) execute and deliver to Purchaser, on or before the Effective Date, the Assumption Agreement;

                  (xiv) use all reasonable efforts to cause the Escrow Shareholders' Agent to execute, on or before the Effective Date, the Escrow Agreement and, in the event that the Escrow Shareholders' Agent has not executed the Escrow Agreement by the Effective Date, Target shall identify a person who is acceptable to Purchaser, acting reasonably, to act as agent for and on behalf of the Target Shareholders under the Escrow Agreement and to cause such replacement to execute the Escrow Agreement on or before the Effective Date;

                  (xv) use all reasonable efforts to cause the Registration Rights Shareholders' Agent to execute, on or before the Effective Date, the Registration Rights Agreement and, in the event that the Registration Rights Shareholders' Agent has not executed the Registration Rights Agreement by the Effective Date, Target shall identify a person who is acceptable to Purchaser, acting reasonably, to act as agent for and on behalf of the Target Shareholders under the Registration Rights Agreement and to cause such replacement to execute the Registration Rights Agreement on or before the Effective Date;

                  (xvi) deliver to Purchaser on or before the Effective Date evidence, in a form acceptable to Purchaser acting reasonably, of the termination of the Shareholders' Agreement, Target's Registration Rights Agreement dated as of December 16, 2002 and the Class A Preferred Share Subscription Agreement between Target and certain investors made as of December 16, 2002, such terminations to be effective as of the Effective Time;

                  (xvii) deliver to Purchaser, not less than 12 Business Days prior to the Effective Date, a certificate duly executed by two directors or senior officers of Target setting forth the aggregate number of Target Shares issued and outstanding as at the date of such certificate (which shall also be the number of such shares outstanding as at the Effective Date) and the aggregate number of Target Shares which are or may at any future time become issuable upon the exercise in full of all Target Options outstanding as at the Effective Date, including all Target Options which are not fully vested or immediately exercisable as at the Effective Date (which shall also be the number of such shares issuable thereunder as at the Effective
                           Date), and certifying that there are no further rights, agreements or arrangements of any nature or kind then outstanding for the acquisition of further Target Shares, or securities convertible into or exchangeable for Target Shares;

                  (xviii) not, notwithstanding any other provision of this Agreement (including the Exhibits hereto and the Target Disclosure Schedule), allot, issue or grant any Target Shares, Target Options or other securities convertible into or exchangeable for Target Shares, or enter into any agreements or arrangements relating thereto, to or with any Person or for any reason between the date of the certificate referred to in
                           Section 5.2(h)(xvii) and the Effective Date; and

                  (xix) subject to the Plan of Arrangement, use all reasonable efforts to assist all Target Securityholders who are not residents of Canada for purposes of the Income Tax Act (Canada) to obtain appropriate clearance certificates pursuant to
                           Section 116 of such Act.

5.3               Covenants of the Purchaser Parties

                  Each of the Purchaser Parties hereby jointly and severally covenants and agrees:

         (a) to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

                  (i) apply for and use all reasonable efforts to obtain the order described in Section 2.6(a) and all Appropriate Regulatory Approvals referred to in Part I of Exhibit B, and, in doing so, to keep Target reasonably informed as to the status of the proceedings related to obtaining such order and the Appropriate Regulatory Approvals, including providing Target with copies of all related applications and notifications, in draft form, in order for Target to provide its reasonable comments;

                  (ii) in the event Purchaser is unable to obtain the orders described in Section 2.6(a) on or before March 2, 2004, Purchaser shall forthwith take the actions specified in Section 2.6(b);

                  (iii) use reasonable efforts to cause to be voted in favour of the Arrangement at the Target Meetings all proxies granted to officers of Purchaser under the Principal Shareholder Voting Agreements, to the maximum extent that such officers are authorized or permitted to do so under such proxies and under applicable Law;

                  (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

                  (v) use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to any of the Purchaser Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

                  (vi) on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from Purchaser or its subsidiaries relating to the transactions contemplated herein;

                  (vii) on or before the Effective Date, cause the memorandum and articles of Exchangeco to be amended to create the Exchangeable Shares (as defined in the Share Provisions);

                  (viii) execute and deliver to Target on or before the Effective Date, the Assumption Agreement;

                  (ix) reserve a sufficient number of Purchaser Common Shares for issuance upon the completion of the Arrangement and the exchange from time to time of Exchangeable Shares and the exercise from time to time of Replacement Options; and

                  (x) use all reasonable efforts to obtain authorization for listing on the NNM of the Purchaser Common Shares issuable: (A) pursuant to the Arrangement, (B) upon exchange of the Exchangeable Shares from time to time, and (C) upon exercise of the Replacement Options from time to time;

         (b) to carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Purchaser or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

         (c) in connection with the consummation of the transactions contemplated hereby and by the Arrangement, to use its reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by Purchaser or its subsidiaries from other parties to loan agreements, leases or other contracts;

         (d) until the Effective Date or the earlier termination of this Agreement in accordance with Section 7.0, except (i) with the consent of Target to any deviation therefrom which shall not be unreasonably withheld; or (ii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, Purchaser will:

                  (i) not make any changes to existing accounting practices related to Purchaser, except as permitted or required by a change in United States generally accepted accounting practices or by applicable Law;

                  (ii) not reorganize, amalgamate or merge Purchaser with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities of or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby; and

                  (iii)    promptly advise Target in writing:

                           (A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

                           (B) of any Material Adverse Change in respect of Purchaser; and

                           (C) of any material breach by Purchaser of any covenant or agreement contained in this Agreement;

         (e) until the Effective Time or the earlier termination of this Agreement in accordance with Section 7.0, forthwith give written notice to Target if Purchaser intends to carry on as its principal undertaking an "investment business" as defined in proposed subsection 94.1( 1) of the FIE Rules or if it is reasonably anticipated that Purchaser would be carrying on as its principal undertaking an investment business as of a specified future date or if it is reasonably anticipated that the "carrying value" of all of the "investment property" of Purchaser (both as determined for purposes of the FIE Rules) will be greater than one-half of the carrying value of all of its property, and Purchaser further agrees not to carry on as its principal business an investment business unless Purchaser has given prior written notice thereof to Target, provided that Purchaser shall not be required to give any notice to Target under this Section 5.3(e) if the giving of such notice would contravene applicable Laws including applicable securities Laws; and

         (f) make all arrangements for the issuance of Exchangeable Shares and Purchaser Common Shares required to be issued as contemplated pursuant to the Plan of Arrangement and make all arrangements for the issuance of Purchaser Common Shares issuable upon the exchange from time to time of Exchangeable Shares under their terms and the exercise from time to time of Replacement Options in accordance with their terms, and otherwise be bound by the provisions of the Plan of Arrangement upon the Plan of Arrangement becoming effective.

5.4               Tax Deferred Status

                  None of the parties shall, except as contemplated by this Agreement, take any action which may jeopardize the exchange of the Target Shares for Exchangeable Shares pursuant to the Arrangement by holders of the Target Shares resident in Canada for the purposes of the Income Tax Act (Canada) from being treated on a tax deferred basis under the Income TAR Act (Canada) for holders who are otherwise eligible for such treatment.

5.5               Applications for Regulatory Approvals

                  Each of Target and the Purchaser Parties covenant and agree to use all reasonable efforts required to apply for and obtain the Appropriate Regulatory Approvals, and shall proceed diligently with respect to such applications, in a coordinated and expeditious manner.

5.6               Section 85 Elections

                  Exchangeco will execute and jointly file with each Target Shareholder who elects to receive Exchangeable Shares pursuant to the Plan of Arrangement and who so requests an election pursuant to Section 85 of the Income Tax Act (Canada) and any applicable provincial legislation in which election such Target Shareholder will be entitled to elect the amount which shall be such Target Shareholder's proceeds of disposition and Exchangeco's cost of the Target Shares exchanged for Exchangeable Shares, provided that (i) such amount is within the limits prescribed by Section 85 of the Income Tax Act (Canada) and any applicable provincial legislation, (ii) such Target Shareholder provides two completed copies of the appropriate tax election form to Purchaser no later than 90 days after the Effective Date, and (iii) such Target Shareholder provides Exchangeco with a letter representing to Exchangeco that such Target Shareholder is a resident of Canada for purposes of the Income Tax Act (Canada) and is not exempt from Tax. Upon any Target Shareholder complying with the foregoing conditions, Exchangeco will execute the completed election form received from such shareholder and return such form by mail to such shareholder within 30 days of its receipt thereof. The Target Shareholders will be solely responsible for the preparation of the foregoing election forms, and for the filing of such forms with the appropriate Tax authority. Exchangeco shall not be responsible or liable in any manner whatsoever for the proper completion and timely filing of any such forms with the appropriate Tax authority, but will cooperate reasonably with the Target Shareholders in completing such forms in a timely manner, including providing such information within Purchaser's possession as is reasonably required by the Target Shareholders to complete such forms.

5.1               Covenants Regarding Non-Solicitation

         (a) Subject to Section 5.8, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent of Target:

                  (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

                  (ii) participate in any discussions or negotiations regarding any Acquisition Proposal;

                  (iii) withdraw or modify in a manner adverse to Purchaser the approval of the board of directors of Target of the transactions contemplated hereby;

                  (iv)     approve or recommend any Acquisition Proposal; or

                  (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal.

                  Notwithstanding the preceding part of this Section 5.7(a) and any other provision of this Agreement, nothing shall prevent the board of directors of Target prior to the issuance of the Final Order from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 5.7(c), regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this
                  Section 5.7 and that the board of directors of Target determines in good faith, after consultation with financial advisors and outside legal counsel, is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the board of directors must receive an opinion of outside legal counsel that it is necessary that the board of directors of Target take such action in order to discharge properly its fiduciary duties. Target shall not consider, negotiate, accept or recommend an Acquisition Proposal after the date of the issuance of the Final Order. Target shall, and shall cause its officers, directors and employees and any financial advisors or other advisors, representatives or agents retained by it immediately upon execution of this Agreement to cease all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

         (b) Target shall promptly notify Purchaser, at first orally and then in writing, of any Acquisition Proposal and any enquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Target in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person that informs Target that it is considering making, or has made, a proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, enquiry or contact and provide such other details of the proposal, enquiry or contact as Purchaser may reasonably request. Target shall:

                  (i) keep Purchaser fully informed of the status including any change to the material terms of any such Acquisition Proposal or enquiry; and

                  (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Target from any Person in connection with any Acquisition Proposal or sent or provided by Target to any Person in connection with any Acquisition Proposal.

         (c) If Target receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Target is permitted, as contemplated under the second sentence of Section 5.7(a), to negotiate the terms of such

                  Acquisition Proposal, then, and only in such case, the board of directors of Target may, subject to the execution by such Person of a confidentiality agreement on terms substantially similar to the Confidentiality Agreement, provide such Person with access to information regarding Target; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that Target sends a copy of any such confidentiality agreement to Purchaser promptly upon its execution and concurrently provides Purchaser with a list of or copies of the information provided to such Person and access to similar information to which such Person was provided.

         (d) Target shall ensure that its officers, directors and employees and any financial advisors or other advisors, representatives or agents retained by it are aware of the provisions of this
                  Section 5.7, and it shall be responsible for any breach of this Section 5.7 by any such Person.

5.8               Notice by Target of Superior Proposal Determination

                  Notwithstanding Sections 5.7(a), (b) and (d), Target may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if:

         (a) it has provided Purchaser with a copy of the Superior Proposal document;

         (b) five Business Days shall have elapsed from the later of the date Purchaser received written notice advising Purchaser that Target's board of directors has resolved, subject only to compliance with this Section 5.8 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date Purchaser received a copy of such Superior Proposal; and

         (c)      it has previously or concurrently will have:

                  (i) paid to Purchaser the break fee, if any, payable under Section 7.4; and

                  (ii)     terminated this Agreement pursuant to Section 7.3.

                  Any information provided by Target to Purchaser pursuant to this Section 5.8 or pursuant to Section 5.7 shall constitute "Information" under
Section 5.9(b).

                  During such five Business Day period, Target agrees that Purchaser shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The board of directors of Target will review any offer by Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Purchaser's offer upon acceptance by Target would result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of Target so determines, it will enter into an amended agreement with Purchaser reflecting Purchaser's amended proposal. If the board of directors of Target continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefor rejects Purchaser's amended proposal, Target may terminate this Agreement pursuant to Section 7.3(c)(iv); provided, however, that Target must concurrently therewith pay to Purchaser the break fee, if any, payable to Purchaser under Section 7.4 and must concurrently with such termination enter into a definitive agreement with respect to such Acquisition Proposal. Target acknowledges and agrees that payment of the break fee, if any, payable under
Section 7.4 is a condition to valid termination of this Agreement under Section 7.3(c)(iv) and this Section 5.8.

                  Target also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this Section 5.8 to initiate an additional five Business Day notice period.

5.9               Access to Information

         (a) At the request of Purchaser, acting reasonably, Target will execute or cause to be executed such consents, authorizations and directions as may be necessary to enable Purchaser or its officers, employees, counsel, accountants and other authorized representatives and advisors (the "REPRESENTATIVES")to obtain full access to all files and records relating to Target or its assets maintained by any Governmental Entity.

         (b) Without limiting the Confidentiality Agreement, each of Purchaser and Target acknowledges that certain information to be provided to it under Section 5.9(a) above, or provided to it prior to the execution of this Agreement, will be confidential, non-public and/or proprietary in nature (the "INFORMATION"). Except as permitted below, each of Purchaser and Target will keep the Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of Purchaser and Target will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of Purchaser and Target who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement, and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

                  (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or

                  (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not, to the knowledge of the first party, upon reasonable enquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; or

                  (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf; or

                  (iv) are required by applicable Laws or court order to be disclosed, provided that if a party or any of its representatives (the "COMPELLED PARTY") is required to disclose any such information, the Compelled Party gives the other parties (the "OTHER PARTIES") prior written notice of such disclosure as soon as practicable, so that the Other Parties will have an opportunity to seek a protective order or to take other appropriate action.

                  Where this Agreement is terminated for any reason then all Information of the disclosing party (including all paper and electronic copies thereof) shall be immediately returned to the disclosing party or destroyed as directed by the disclosing party.

                  The provisions of this Section 5.9(b) shall survive the termination of this Agreement.

         (c) The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose
                  Of:

                  (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals; and

                  (ii)     preparing the Cicular

5.10              Covenant Regarding Representations and Warranties

                  Each of Target and the Purchaser Parties covenants that it will use all reasonable efforts to ensure that the representations and warranties given by it and contained in Section 3.0 are true and correct on and as at the Effective Date (except to the extent such representations and warranties speak as of a specified date or except as affected by transactions contemplated or permitted by this Agreement or in the ordinary course of business or otherwise consented to by the other parties hereto) or, if not true, do not have a Material Adverse Effect on such party.

5.11              Closing Matters

                  Each of the Purchaser Parties and Target shall deliver, at the closing of the Arrangement and other transactions contemplated hereby. such customary certificates (including "bring-down" certificates), resolutions, opinions (including appropriate Legal opinions of Purchaser's Canadian and U.S. Legal counsel opining upon the issuance and resale of Purchaser Common Shares) and other closing documents as may be required by the other party, acting reasonably. The closing of the Arrangement and the transactions contemplated hereby will take place at 11:OO a.m. (Pacific Time) on the Effective Date at the offices of Fraser Milner Casgrain LLP, 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4H8.

5.12              Indemnification of Directors and Officers

                  Purchaser agrees that from the Effective Date until the sixth anniversary thereof it will take all necessary steps to ensure that all present directors and officers of Target are insured under Purchaser's existing directors' and officers' insurance, covering claims made within such period of time.

5.13              Employment and Related Matters

                  Purchaser covenants and agrees that from and after the Effective Time it will cause Target, for a period of one year, to deal with any employees of Target whose employment is terminated after the Effective Date in a fair and equitable manner no worse than the existing termination policies of Target set out in Section 3.1.20 of the Target Disclosure Schedule.

                  Nothing herein shall he construed as (i) requiring Purchaser or Target to continue the employment of any employee of Target following the Effective Time, (ii) limiting Purchaser's or Target's ability to amend, modify or terminate any Employee Benefit or arrangement of Target, Purchaser or any of Purchaser's subsidiaries, or (iii) requiring Purchaser or Target to maintain any particular level of Employee Benefits for any employee of Target following the Effective Time.

5.14              Assignment of Key-Man Insurance

                  Immediately following the Effective Time, Purchaser shall cause Target to assign existing key man insurance policies on the lives of John Seminerio, Adam Lorant and Paul Terry, respectively, as more particularly described in Section 3.1.24 of the Target Disclosure Schedule, to such person's respective spouse unless such policies have lapsed.

5.15              Prohibition on Voluntary Liquidation

                  The Purchaser Parties shall not, and agree to cause Newco to not, take any action relating to a voluntary liquidation, dissolution or winding-up of Exchangeco or Newco, as the case may be, prior to the Redemption Date (as defined in the Plan of Arrangement).

6.0               CONDITIONS

6.1               Mutual Conditions Precedent

                  The respective obligations of the parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Purchaser and Target:

         (a) the Arrangement shall have been approved at the Target Meetings by not less than two-thirds of the votes cast by the holders of Target Class A Preferred Shares and by not less than two-thirds of the votes cast by the holders of the Target Common Shares and Target Options, voting together as a class, in any case who are represented in person or by proxy thereat or by consent resolutions, in either case, in the manner contemplated by Section 2.0;

         (b) the Arrangement shall have been approved by the Target Securityholders in accordance with any conditions in addition to those set out in Section 6.1(a) which may be imposed by the CBCA or the Interim Order;

         (c) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of Target and Purchaser, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

         (d) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

         (e)      this Agreement shall not have been terminated pursuant to
                  Section 7.0; and

         (f) all consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals other than, in the case of the Purchaser, the orders or receipts set forth in Section 2.6(a) or (b) or notice pursuant to Section 12 of the Investment Canada Act), and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to be obtained or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on Purchaser or Target, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on Purchaser and/or Target and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success,

                  (i) seeking to prohibit or restrict the acquisition by Purchaser or any of its subsidiaries of any Target Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from Target or Purchaser any damages that are material in relation to Target;

                  (ii) seeking to prohibit or materially limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Target or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Target;

                  (iii) seeking to impose limitations on the ability of Purchaser or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Target Shares, including the right to vote the Target Shares on all matters properly presented to the shareholders of Target;

                  (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of Target; or

                  (v) which otherwise is reasonably likely to have a Material Adverse Effect on Target.

6.2               Additional Conditions Precedent to the Obligations of the
                  Purchaser Parties

                  The obligations of the Purchaser Parties to complete the transactions contemplated by this Agreement shall also be. subject to the fulfilment of each of the following conditions precedent (each of which is for the Purchaser Parties' exclusive benefit and may be waived by the Purchaser Parties and any one or more of which, if not satisfied or waived, will relieve the Purchaser Parties of any obligation under this Agreement):

         (a) all covenants and agreements of Target under this Agreement to be performed or observed on or before the Effective Date shall have been duly performed and observed by Target in all material respects;

         (b) the representations and warranties of Target contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement or otherwise consented to by Purchaser) and Purchaser shall have received a certificate of Target addressed to Purchaser and dated the Effective Date, signed on behalf of Target by two senior executive officers of Target, confirming the same as at the Effective Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Purchaser, acting reasonably, a Material Adverse Change to Target;

         (d) the board of directors of Target shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Target, to permit the consummation of the Arrangement;

         (e) the board of directors of Target shall have made and shall not have withdrawn or modified or amended, in any material respect, prior to the Target Meetings, an affirmative recommendation that the Target Securityholders approve the Arrangement;

         (f) holders of more than 5% of the issued and outstanding Target Shares shall not have exercised the Dissent Rights in respect of the Arrangement;

         (g) each of the Principal Shareholder Voting Agreements, the Non-Competition Agreements, the Embedded Spaces Agreement, the amended and restated employment agreements dated as of the date hereof relating to each of the Key Employees and the retention agreements referred to in Section 5.2(a)(xiv) shall be and remain in full force and effect, unamended, and each of the parties thereto (other than Purchaser) shall be, in all material respects, in full compliance with their respective obligations thereunder;

         (h) Purchaser shall have received from Target evidence, in form and content acceptable to Purchaser, acting reasonably, of the termination of each of the agreements referred to in Section 5.2(b)(xvi), such terminations to be effective as at the Effective Time; and

         (i) the board of directors of Target shall have passed the resolution referred to in Section 5.2(b)(ix) and none of the Target Options shall have been "cashed out" as provided for in the Target Stock Option Plan, nor, except as set out in
                  Section 3.1.3(c)(iv) of the Target Disclosure Schedule, shall the vesting or time to exercise of any of such options have been accelerated, by reason of the transactions contemplated by this Agreement or otherwise.

The Purchaser Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by them with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Purchaser Parties in complying with their obligations hereunder.

6.3               Additional Conditions Precedent to the Obligations of Target

                  The obligations of Target to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Target and may be waived by Target and any one or more of which, if not satisfied or waived, will relieve Target of any obligation under this Agreement):

         (a) all covenants of the Purchaser Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Purchaser Parties in all material respects;

         (b) all representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement) and Target shall have received a certificate of each of the Purchaser Parties addressed to Target and dated the Effective Date, signed on behalf of each of the Purchaser Parties by two senior executive officers of the relevant Purchaser Party, confirming the same as at the Effective Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Target, acting reasonably, a Material Adverse Change to Purchaser; provided that a reduction in the market price or value of the Purchaser Common Shares on the NNM or any other stock exchange or quotation system on which the Purchaser Common Shares may be listed or posted for trading or the results of operations (and the announcement thereof) of Purchaser in any particular fiscal quarter shall not, in either case, in and of itself, constitute such a Material Adverse Change;

         (d) the board of directors of each of the Purchaser Parties and Newco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Purchaser Parties to permit the consummation of the Arrangement and the issue of the Exchangeable Shares contemplated thereby and the issue of Purchaser Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares and the issuance and exercise from time to time of the Replacement Options and the issue from time to time of Purchaser Common Shares on the exercise of the Replacement Options;

         (e) Purchaser shall have either (i) obtained the order described in Section 2.6(a) or (ii) filed and obtained a receipt for a preliminary prospectus, resolved any comments with respect to such preliminary prospectus made by the applicable securities regulatory authority and received confirmation from such securities regulatory authority that Purchaser is clear to file a final prospectus and shall have prepared a final prospectus, all as contemplated pursuant to Section 2.6(b); and

         (f) the Purchaser Common Shares issuable (i) pursuant to the Arrangement, (ii) upon exchange of the Exchangeable Shares from time to time, and (iii) upon exercise of the Replacement Options from time to time, shall have been authorized for listing on the NNM, subject to official notice of issuance.

Target may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by Target with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Target in complying with its obligations hereunder.

6.4               Notice and Cure Provisions

                  The Purchaser Parties and Target will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date (except to the extent such representations and warranties speak as of a specified date or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement); or

         (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither the Purchaser Parties nor Target may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement with the Director, the Purchaser Parties or Target, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Purchaser Parties or Target, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Purchaser Parties or Target, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of April 30, 2004 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Target Meetings, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of the occurrence of that matter.

6.5               Satisfaction of Conditions

                  The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the approval of Purchaser and Target, a certificate of arrangement in respect of the Arrangement is issued by the Director.

7.0               AMENDMENT AND TERMINATION

7.1               Amendment

                  This Agreement may, at any time and from time to time before or after the holding of the Target Meetings but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

         (a) change the time for performance of any of the obligations or acts of the parties;

         (b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

         (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

         (d) waive compliance with or modify any conditions precedent herein contained,

provided, however, that any such change, waiver or modification does not invalidate any required approval of the Target Securityholders to the Arrangement.

7.2               Mutual Understanding Regarding Amendments

                  The parties agree that if the Purchaser Parties or Target, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the Purchaser Parties or

Target, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

7.3               Termination

         (a) If any condition contained in Sections 6.1 or 6.2 is not satisfied on or before the Effective Date, to the satisfaction of the Purchaser Parties, then Purchaser on behalf of the Purchaser Parties in accordance with Section 6.4 may by notice to Target terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the Purchaser Parties arising from any breach by Target but for which the condition would have been satisfied.

         (b) If any condition contained in Sections 6.1 or 6.3 is not satisfied on or before the Effective Date to the satisfaction of Target, then Target in accordance with Section 6.4 may by notice to Purchaser on behalf of the Purchaser Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Target arising from any breach by the Purchaser Parties but for which the condition would have been satisfied.

         (c) This Agreement may, at any time before or after the holding of the Target Meetings but not later than the Effective Date:

                  (i) be terminated by the mutual agreement of Target and Purchaser on behalf of the Purchaser Parties (without further action on the part of the Target Securityholders if terminated after the holding of the Target Meetings);

                  (ii) be terminated by either Target or Purchaser on behalf of the Purchaser Parties, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining the Purchaser Parties or Target from consummating the transactions contemplated by this Agreement is entered and such injunction,order or decree shall become final and non-appealable;

                  (iii) be terminated by Purchaser on behalf of the Purchaser Parties if

                           (A) the board of directors of Target shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Purchaser its approval or recommendation of this Agreement or the Arrangement or shall have recommended or approved an Acquisition Proposal; or

                           (B) through no fault of the Purchaser Parties, the Arrangement shall not have been submitted for the approval of the Target Securityholders at the Target Meetings or approved by consent resolution, on or before April 30, 2004, in the manner provided for in Section 2.0 and in the Interim Order;

                  (iv) be terminated by Target in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section
                           5.8 and the payment of the fee required to be paid pursuant to Section 7.4(a); or

                  (v) be terminated by either Target or Purchaser on behalf of the Purchaser Parties if the Arrangement, through no fault of the Purchaser Parties, shall not have been approved by the Target Securityholders, on or before April 30, 2004, in the manner provided for in
                           Section 2.0 and in the Interim Order.

         (b) Notwithstanding any other provision hereof, if the Effective Date does not occur on or prior to the Drop Dead Date, then this Agreement shall terminate.

         (e) If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.3, no party shall have any further liability to perform its obligations hereunder, except as provided for in Section 7.4 or as otherwise contemplated hereby, and provided that, subject to Section 7.6, neither the termination of this Agreement nor anything contained in this Section 7.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

7.4               Break Fee

         (a)      If:

                  (i)      Target shall terminate this Agreement pursuant to
                           Section 7.3(c)(iv);

                  (ii) the Purchaser Parties shall terminate this Agreement pursuant to Section 7.3(c)(iii);

                  (iii) either Target or the Purchaser Parties shall terminate this Agreement pursuant to Section 7.3(c)(v); or

                  (iv) the Purchaser Parties shall terminate this Agreement pursuant to Section 7.3(a) in respect of the non-satisfaction of either of the conditions contained in Sections 6.2(a) or (b), other than a termination pursuant to Section 7.3(a) in respect of the non-satisfaction of the condition contained in
                           Section 6.2(b) relating to a representation or warranty which is true and correct as of the date of this Agreement but which, through no fault of Target after the date of this Agreement, is not true and correct in all material respects as of the Effective Date (except, for greater certainty, to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement or otherwise consented to by Purchaser);

                  then in any such case Target shall pay to Purchaser the sum of $10,000,000 in immediately available funds to an account designated by Purchaser. Such payment shall be due and payable:

                  (A) in the case of a termination specified in clause (i), prior to the termination of this Agreement;

                  (B)      in the case of a termination specified in clause
                           (ii), within five Business Days after written notice of termination by the Purchaser Parties;

                  (C)      in the case of a termination specified in clause
                           (iii), within five Business Days after written notice of the termination contemplated therein by either Target or the Purchaser Parties; or

                  (D)      in the case of a termination specified in clause
                           (iv), within five Business Days after written notice of termination by Purchaser.

                  Target shall not be obligated to make more than one payment pursuant to this Section 7.4(a).

         (b) If Target shall terminate this Agreement pursuant to Section 7.3(b) in respect of the non-satisfaction of either of the conditions contained in Section 6.3(a) or (b), other than a termination pursuant to Section 7.3(b) in respect of the non-satisfaction of the condition contained in Section 6.3(b) relating to a representation or warranty which is true and correct as of the date of this Agreement but which, through no fault of the Purchaser Parties, is not true and correct in all material respects as of the Effective Date after the date of this Agreement, then in any such case Purchaser shall pay to Target the sum $10,000,000 in immediately available funds to an account designated by Target. Such payment shall be due and payable within five Business Days after written notice of termination by Target. Purchaser shall not be obligated to make more than one payment pursuant to this Section 7.4(b).

7.5               Liquidated Damages

                  Each of the parties acknowledges that the damages set forth in this Section 7.0 are a genuine pre-estimate of the damages which the other will suffer or incur as a result of the event giving rise to those damages and are not penalties. Each of the parties irrevocably waives any right it may have to raise as a defence in any proceedings that any such damages are abusive.

7.6               Remedies

                  Subject to Section 7.7, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the parties.

7.7               Effect of Break Fee Payment

                  For greater certainty, the parties agree that the payment of the amount pursuant to Section 7.4 is the sole monetary remedy of the party entitled to such amount as a result of the occurrence of any of the events referred to in Section 7.4(a) or (b), as the case may be.

                  Subject to the immediately preceding paragraph, nothing in this Agreement shall preclude a party from seeking damages in respect of losses incurred or suffered by such party as a result of any breach of this Agreement by the other party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

8.0               GENERAL

8.1               Notices

                  All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

         (a)      If to Target:

                  OctigaBay Systems Corporation
                  Suite 301 - 4621 Canada Way
                  Burnaby, British Columbia V5G 4X8

                  Attention: President and Chief Executive Officer
                  Facsimile: (604) 484-3170

                  with a copy to:

                  McCarthy Tetrault LLP
                  1300 - 777 Dunsmuir Street
                  P.O. Box 10424
                  Vancouver, British Columbia V7Y 1K2

                  Attention: Ted I. Koffman
                  Facsimile: (604) 622-5707

                  and to:

                  Preston Gates & Ellis LLP
                  5000 Bank of America Tower
                  701 Fifth Avenue
                  Seattle, Washington USA 98104

                  Attention: Gary J. Kocher
                  Facsimile: (206) 370-6105

         (b)      If to a Purchaser Party:

                  Cray Inc.
                  Suite 600 - 411 First Avenue South
                  Seattle, Washington USA 98104-2860

                  Attention: Vice-President, Legal and General Counsel
                  Facsimile: (206) 701-2218
                  with a copy to:

                  Fraser Milner Casgrain LLP
                  1500 - 1040 West Georgia Street
                  Vancouver, British Columbia V6B 4H8

                  Attention: Blair J.H. Horn
                  Facsimile: (604) 683-5214

                  and to:

                  Stoel Rives LLP
                  600 University Street, Suite 3600
                  Seattle, Washington USA 98101

                  Attention: Christopher J. Voss
                  Facsimile: (206) 386-7500

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

8.2               Assignment

                  No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

8.3               Binding Effect

                  This Agreement and the Arrangement shall he binding upon and shall enure to the benefit of the parties hereto and their respective successors. For greater certainty, regardless of whether the Arrangement Resolution has been passed and regardless of whether the Interim Order or the Final Order has been granted, the Purchasing Parties will not have any right pursuant to this Agreement or the Plan of Arrangement, in equity or otherwise, whether absolutely or contingently, to, or to acquire, Target Shares prior to the Effective Time, and any such right will only come into existence when the Plan of Arrangement becomes effective and binding at the Effective Time.

8.4               Waiver and Modification

                  Target and the Purchaser Parties may waive or consent to the modification of, in whole or in part any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waiver or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

8.5               No Personal Liability

         (a) No director or officer of any Purchaser Party shall have any personal liability whatsoever to Target under this Agreement, or any other document delivered in connection with the Arrangement by or on behalf of a Purchaser Party.

         (b) No director or officer of Target shall have any personal liability whatsoever to any Purchaser Party under this Agreement, or any other document delivered in connection with the Arrangement by or on behalf of Target.

8.6               Further Assurances

                  Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.7               Expenses

                  Except as provided in Section 7.4, all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including all Third Party Expenses, shall be paid by the party incurring such expenses.

8.8               Consultation

                  Purchaser and Target agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement.

8.9               Governing Laws

                  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

8.10              Severability

                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall in such event negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under this Agreement.

8.11              Counterparts

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                                 CRAY INC.

                                                 By: /s/ James E. Rottsolk
                                                     --------------------------
                                                     President

                                                 3084317 NOVA SCOTIA LIMITED

                                                 By: /s/ Kenneth W. Johnson
                                                     ---------------------------
                                                     Vice President

                                                 OCTIGABAY SYSTEMS CORPORATION

                                                 By: /s/ John Seminerio
                                                     ---------------------------
                                                     President